Exhibit 10.89

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

HOKU SOLAR POWER I, LLC

A CALIFORNIA LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

Dated as of December 23, 2008

HOKU SOLAR POWER I, LLC

OPERATING AGREEMENT

This Operating Agreement of Hoku Solar Power I, LLC, a manager-managed California limited liability company (the “Company”), is made and entered into as of December 23, 2008, by and among UFA Renewable Energy Fund I, LLC, a Delaware limited liability company, as the investor member (the “Investor Member”), and Hoku Solar, Inc., a Delaware corporation, as the managing member (the “Managing Member”, and the Managing Member and Investor Members are the “Members”).

RECITALS

WHEREAS, the Managing Member caused the Company to be formed under the Act on December 16, 2008, by the filing of a certificate of formation of the Company with the Secretary of State of the State of California.  The certificate of formation was executed by an agent of Nixon Peabody LLP on behalf of the Company,  the filing of which is hereby ratified by the Investor Member and the Managing Member; and

WHEREAS, the Hawaii Department of Transportation Airports Division (“HDOT” or the “Host”)  is the owner of the following seven (7) buildings known as: (i) the Passenger Terminal at Lihue Airport located at 3901 Mokulele Loop # 6, Lihue, Hawaii (“Building 1”), (ii) the Baseyard at the Highways Kauai Baseyard located at 1680 Haleukana St., Lihue, Hawaii 96766 (“Building 2”), (iii) the Harbors Kauai Baseyard located at 3242 Waapa Road, Lihue, Hawaii 96766 (“Building 3”), (iv) the Passenger Terminal at Hilo Airport located at 2400 Kekuanaoa St., Hilo, Hawaii (“Building 4”), (v) the Cargo Building at  Kona Airport located at 73-200 Kupipi St., Kona, Hawaii (“Building 5”), (vi) the ASAP/Cargo Building located at Kahului Airport (“Building 6”), and (vii) the T-Hangar at Kahului Airport located at 1 Kahului Airport Road, Kahului Hawaii (“Building 7”).   Each of the Buildings 1 through 7 may be referred to as a  “Building” and collectively as the “Buildings”; and

WHEREAS, the Company is purchasing from the Managing Member, in the aggregate, an approximately 903 kW photovoltaic monocrystalline system, installed on the rooftops of each of the Buildings in a manner that will qualify for the energy credit under Section 48 of the Code; and

WHEREAS, the Company has received a commitment for an equity investment in the principal amount of [*] to be made to the Company by the Investor Member for the sole purpose of funding the Project; and

WHEREAS, the Company has received a commitment from the Managing Member, for an equity investment by the Managing Member of [*]; and

WHEREAS, the Company has been formed to use and occupy the rooftop of each Building (with each use and occupancy agreement providing for access to all areas of the respective Building on which the Project and its parts are located so that the Company and its agents are able to inspect, access, maintain and improve Project equipment) and to generate and supply energy in accordance with, among other things, the PPAs, as defined below; and

i

WHEREAS, the parties hereto now desire to enter into this Agreement to (i) continue the Company and admit the Members as the investor member and managing member of the Company; (ii) set forth the Members’ respective rights and obligations as Members of the Company; and (iii) set forth all of the provisions governing the Company.

NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree to continue the Company pursuant to the Act, as set forth in this Agreement, which reads in its entirety as follows:

8.11.		39
8.12.		39
8.13.	Removal of the Managing Member; Conversion of the Managing Member Interest.	39
8.14.		41
8.15.		42
8.16.		42
8.17.	Loans to the Company.	42
8.18.	Operating Budget and Capital Budget.	42
8.19.	Reserves.	43

ARTICLE IX. TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS OF INTERESTS OF INVESTOR MEMBER		44
9.01.	Investment and Tax Representation.	44
9.02.	No Restrictions on Transfer of Investor Member’s Interest.	44
9.03.	Admission of Substitute Investor Member.	44
9.04.	Rights of Assignee of Company Interest.	45
9.05.	Put Option	46
9.06.	Call Option	47

ARTICLE X. RIGHTS AND OBLIGATIONS OF INVESTOR MEMBER		48
10.01.	Management of the Company.	48
10.02.	Limitation on Liability of Investor Member.	48

ARTICLE XI. PROFITS, LOSSES AND DISTRIBUTIONS		49
11.01.	Allocation of Profits, Losses, Credits and Cash Distributions.	49
11.02.	Determination of Profits or Losses.	50
11.03.	Allocation of Profits or Losses from a Capital Transaction.	51
11.04.	Distribution of Proceeds from a Capital Transaction.	51
11.05.	Capital Accounts.	52
11.06.	Authority of Managing Member to Vary Allocations to Preserve and Protect Members’ Intent.	52
11.07.	Designation of Tax Matters Partner.	53
11.08.	Authority of Tax Matters Partner.	53
11.09.	Expenses of Tax Matters Partner.	54
11.10.	Special Allocations.	55

ARTICLE XII. SALE, DISSOLUTION AND LIQUIDATION		57
12.01.	Dissolution of the Company.	57
12.02.	Winding Up and Distribution.	57

ARTICLE XIII. BOOKS AND RECORDS, ACCOUNTING TAX ELECTIONS, ETC.		59
13.01.	Books and Records; Accounting Method.	59
13.02.	Bank Accounts.	59
13.03.	Accountants.	59
13.04.	Reports to Members.	59
13.05.	Section 754 Elections.	63
13.06.	Fiscal Year.	63
13.07.	Investor Member Inspection.	63

ARTICLE XIV. AMENDMENTS		64
14.01.	Proposal and Adoption of Amendments.	64

Article XV. CONSENTS, VOTING AND MEETINGS		65
15.01.	Method of Giving Consent.	65
15.02.	Submissions to Investor Member.	65

ARTICLE XVI. GENERAL PROVISIONS		66
16.01.	Burden and Benefit.	66
16.02.	Applicable Law.	66
16.03.	Counterparts.	66
16.04.	Separability of Provisions.	66
16.05.	Entire Agreement.	66
16.06.	Liability of the Investor Member.	66
16.07.	Environmental Protection.	67
16.08.	Notices.	67
16.09.	Legal Fees.	68

SCHEDULE A – Members, Capital Contributions and Company Interest
SCHEDULE B – Insurance Requirements
SCHEDULE C – Stoel Rives Legal Opinion
SCHEDULE D – Projections
SCHEDULE E – Source of Funds for Acquisition of the Systems

v

ARTICLE I.
CONTINUATION OF THE COMPANY

1.01.            Continuation.

The undersigned hereby continue the Company as a manager-managed limited liability company under the Act.

1.02.            Name.

The name of the Company is Hoku Solar Power I, LLC.

1.03.            Principal Executive Offices; Agent for Service of Process.

The principal executive office of the Company shall be 1288 Ala Moana Blvd., Suite 220, Honolulu, HI 96814.  The Company may change the location of its principal executive office to such other place or places as may hereafter be determined by the Managing Member.  The Managing Member shall promptly notify all other Members of any change in the principal executive office.  The Company may maintain such other offices at such other place or places as the Managing Member may from time to time deem advisable.

The name and address of the registered agent of the Company for service of process in the formation state is CT Corporation System, 900 Fort Street Mall, Suite 1800, Honolulu, Hawaii 96813.

1.04.            Term.

The term of the Company commenced as of December 16, 2008, and shall continue in perpetuity, unless the Company is sooner dissolved by law or in accordance with the provisions of this Agreement.

1.05.            Filings.

The Managing Member shall take all necessary action required by law to perfect and maintain the Company as a limited liability company under the laws of the Formation State and shall register the Company under any assumed or fictitious name statute or similar law in force and effect in the State or the Formation State, as required.  The fees and costs associated with such matters shall be paid out of the Company’s assets.

ARTICLE II.
DEFINED TERMS

In addition to the defined terms set forth in the Recitals to this Agreement, the following defined terms used in this Agreement shall have the meanings specified below:

“Accountants” means Novogradac & Company LLP or such other firm of independent certified public accountants as may be engaged by the Managing Member with the Consent of the Investor Member to prepare the Company’s income tax returns.

“Act” means the California Limited Liability Company Act, as the same may be amended from time to time during the term of the Company.

“Actual Credits” means, with respect to any tax year, the total amount of Tax Credits allocated by the Company to the Investor Member representing the aggregate Tax Credits available to be claimed by the Company’s Members on their respective tax returns for that tax year, as subsequently adjusted, if applicable, by any Recapture Adjustment Amount.

“Adjusted Capital Account Deficit” has the meaning set forth in Section 11.10(d).

“Affiliate” means, with respect to a specified Person, (i) any Person directly or indirectly controlling, controlled by or under common control with the Person specified, (ii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of the Person specified, (iii) any officer, director, partner, trustee or member of the immediate family of the Person specified, (iv) if the Person specified is an officer, director, general partner or trustee, any corporation, partnership or trust for which that Person acts in that capacity, or (v) any Person who is an officer, director, general partner, trustee or holder of 10% or more of outstanding voting securities or beneficial interests of any Person described in clauses (i) through (iv).  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this Agreement, the Company shall not be treated as, and shall be deemed not to be, an “Affiliate” of the Investor Member or the Managing Member.

“AFR” means the long-term applicable Federal rate (as defined in Section 1274(d) of the Code).

“After-Tax Basis” means, with respect to any payment to be received by the Investor Member, the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all taxes imposed on the Investor Member by any governmental authority or other taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received; provided, however, for the purposes of this definition, and for purposes of any payment to be made to the Investor Member on an After-Tax Basis, it shall be assumed that taxes are payable by the Investor Member at the Applicable Tax Rate, which rate shall be certified in writing by the Investor Member to the Managing Member upon request.

“Agreement” means this Operating Agreement, as amended from time to time.

“Applicable Tax Rate” means the combined effective federal, state, and local income tax rate of a taxpayer applicable in any given fiscal year assuming in each case the maximum tax rate applicable to the taxpayer without regard to actual taxable income.  The Applicable Tax Rate shall be deemed to be 35%.

“Articles” means the certificate of formation of the Company as in effect from time to time and any other instrument or document which may be required under the laws of the Formation State to perfect or maintain the Company as a limited liability company or to protect the limited liability of the Investor Member.

“Bankruptcy” or “Bankrupt” as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code or like provision of law (except if such petition is contested by such Person and has been dismissed within sixty (60) days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its assets; commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within sixty (60) days.

“Bankruptcy Code” has the meaning set forth in Section 6.03(d).

“Benefits” means the sum of (a) all cash distributions received by the Investor Member, and (b) all tax benefits (including the Energy Credits and tax losses) and detriments (including all taxable income allocated to the Investor Member included on the Investor Member’s tax return due to its investment in the Company).  In performing this calculation, all tax benefits and detriments would be calculated quarterly and based upon an effective tax rate of 35%, and the methodology for performing this calculation is set forth in the final financial forecast provided by Accountants at the time of the execution of this Agreement.

 “Budget” has the meaning set forth in Section 8.18.

“Building” has the meaning set forth in the Recitals.

“Buildings” has the meaning set forth in the Recitals.

“Capital Account” means the capital account of a Member as described in Section 11.05.

“Capital Contribution” means with respect to any Member the total amount of money or the fair market value of other property (net of liabilities thereon) contributed or agreed to be contributed, as the context requires, to the Company by such Member pursuant to the terms of this Agreement.  Any reference to the Capital Contribution of a Member shall include the Capital Contribution made by a predecessor holder of the Interest of such Member.

“Capital Transaction” means (i) a sale, assignment, or other disposition of all or substantially all of the Project; (ii) a financing or refinancing of all or substantially all of the Project, but only to the extent of the Company’s share, if any, of any distributions, fees, loan repayments, or other amounts arising therefrom; (iii) a casualty (where the proceeds are not to be used for reconstruction), condemnation or similar event of any part of the Project, where the gross proceeds from such event exceed $20,000; or (iv) any other transaction (including but not limited to any payment under the PPA’s by HDOT of the Termination Value (as defined in the PPA’s) generating cash proceeds to the Company that are not includable in determining Net Cash Flow.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision or provisions of prior or succeeding law.

“Completion Date” means, with respect to each Building:

(i)           The Managing Member, in its capacity as Installer of the systems,  has completed the construction and installation of the portion of the Project being constructed and installed on such Building in accordance with the relevant Project Documents (including,  but not limited to the PPA’s), approved by the Investor Member and any consultant engaged by the Investor Member, and evidenced by a certificate in form and substance acceptable to the Investor Member indicating that construction and installation of such portion of the Project has been completed in accordance with the relevant Project Documents and that such portion of the Project is producing electricity; and

(ii)          The Company has received, and the Investor Member has approved, the Preliminary Cost Certification; and

(iii)         Such portion of the Project has passed all commissioning tests required under Hawaii law;

(iv)         Such portion of the Project has been placed in service, and the Project has received all required local licenses and permits; and

(v)          Such portion of the Project has received approval by the local electric service provider to be interconnected to the local electric distribution system.

“Compliance Period” means the period commencing upon the first portion of the Project achieving Placement In Service and ending five (5) years from the Placement In Service of the final portion of the Project.

“Consent” means the prior written consent or approval of the Investor Member, and/or any other Member, as the context may require, to do the act or thing for which the consent is solicited.

“Cost Certification” means the final cost certification as prepared by and certified by the Accountants, detailing actual Project costs, including, but not limited to, the depreciable basis in the Project and the basis for Energy Credits and including copies of certified invoices and evidence of placement in service and the commencement of operations, which will be certified by the Managing Member and acceptable to the Investor Member.

“Counsel” or “Counsel for the Company” means such attorneys or law firm or firms upon which the Investor Member and the Managing Member shall agree; provided, however, that if any section of this Agreement either (i) designates particular counsel for the purpose described therein, or (ii) provides that counsel for the purpose described therein shall be chosen by another method or by another Person, then such designation or provision shall prevail over this general definition.

“Credit Adjustment” has the meaning set forth in Section 5.01(e)(ii).

“Credit Determination” has the meaning set forth in Section 5.01(e)(i).

“Debt Service” means all payments of principal, interest, or other charges, or any combination thereof, due on any Loan other than such payments made with respect to any Operating Deficit Loans and Subordinated Loans.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period.  Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Developer” means Hoku Solar, Inc.

“Development Costs” means the costs incurred to complete the Project and achieve Placement In Service.

“Development Fee” means the fee to be paid to the Developer pursuant to the Development Agreement.

“Development Agreement”  that certain Development Services Agreement between the Company and the Developer to oversee the development and completion of the Project.

“Energy Credits” means the energy credit provided for under Section 48 of the Code.

“Environmental Laws” means the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., and/or the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., each as amended from time to time and any other federal, state, or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, judicial decision, common law rule, decree, agency interpretation, injunction or other authorization or requirement whenever promulgated, issued, or modified, including the requirement to register underground storage tanks, relating to:

(i)
emissions, discharges, spills, releases, or threatened release of pollutants, contaminants, Hazardous Substances (as hereinafter defined), materials containing Hazardous Substances, or hazardous or toxic materials or wastes into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; or

(ii)
the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Substances, materials containing Hazardous Substances or hazardous and/or toxic wastes, material, products, or by-products (or of equipment or apparatus containing Hazardous Substances).

 “Excess Development Costs” mean all Development Costs (excluding the deferred portion of the Development Fee) in excess of all capital of the Company as of the date hereof or hereafter contributed by the Managing Member.  Upon the Investor Member making its contribution of capital pursuant to Section 5.01(c)(ii) of this Agreement, Excess Development Costs shall mean all Development Costs in excess of the capital of the Company comprised of the Capital Contributions of the Members.

“Extraordinary Event” means an event (i) which is not required to be covered by insurance under this Agreement; (ii) which is not covered by insurance; (iii) which is not covered by warranty; and (iv) the occurrence of which would not have been avoided by Prudent Utility Practices.

“Final Determination” means the earliest to occur of (i) the date on which a decision, judgment, decree or other order has been issued by any court of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., all allowable appeals requested by the parties to the action have been exhausted), (ii) the date on which the Internal Revenue Service (or, if applicable, any state or local taxing authority) has entered into a binding agreement with the Company with respect to such issue or on which the Internal Revenue Service (or such state or local taxing authority) has reached a final administrative or judicial determination with respect to such issue which, whether by law or agreement, is not subject to appeal, (iii) the date on which the time for instituting a claim for refund has expired, or if a claim was filed the time for instituting suit with respect thereto has expired with no such suit having been filed, or (iv) the date on which the applicable statute of limitations for raising an issue regarding a federal (or, if applicable, a state or local) income tax matter with respect to the Company has expired with such issue not having been raised.

“Flip Date” means the date upon which the Pre-Flip Target IRR has been achieved, provided, however, the Flip Date shall occur no later than the date upon which the Investor Member has exercised its Put Option under Section 9.

“First Installment” has the meaning set forth in Section 5.01(c)(i).

“Fiscal Year” means the calendar year or such other year that the Company is required by the Code to use as its taxable year.

“Formation State” means the State of California.

“GAAP” has the meaning set forth in Section 13.01.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(ii)
The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managing Member, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations; provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)	The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(iv)
The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations and Section 11.05 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Managing Member determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section (i), (ii) or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

“Guarantor” means Hoku Solar, Inc., a Delaware corporation and Hoku Scientific, Inc., a Delaware corporation (the parent company of the Managing Member), on a joint and several basis, in their capacity as guarantors of certain obligations pursuant to the Guaranty.

“Guaranty” means that certain Guaranty, pursuant to which the Guarantor has guaranteed certain obligations of the Managing Member and the Company.

“Hazardous Substance” means (i) hazardous materials, hazardous wastes, and hazardous substances as those terms are defined under any applicable Environmental Laws, (ii) petroleum and petroleum products including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) asbestos and/or any material which contains any hydrated mineral silicate, including but not limited to chrysolite, amosite, crocidolite, tremolite, anthophylite, and/or actinolite, whether friable or non-friable, (v) PCBs, or PCB-containing materials or fluids, (vi) radon, (vii) any other hazardous, radioactive, toxic, or noxious substance, materials, pollutant, or solid, liquid or gaseous waste, and (viii) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, or remediation.

“HDOT”  means the Hawaii Department of Transportation Airports Division.

“Host” means Hawaii Department of Transportation Airports Division (“HDOT”) .

“Installer”  means Hoku Solar, Inc. a Delaware corporation.

“Installment(s)” means, as the context requires, one or more of the installments of the Investor Member’s Capital Contribution paid or payable to the Company pursuant to Section 5.01.

“Interconnection Agreements” means those certain Small Generator Interconnection Agreements entered into by the Company with the applicable Local Utility, to interconnect the solar energy generation facilities with the electric distribution system.

“Interest” or “Company Interest” means the ownership interest of a Member of the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and of said Act.  Such Interest of each Member shall, except as otherwise specifically provided herein, be that percentage of the aggregate of such benefit or obligation specified by Section 5.01 as such Member’s Percentage Interest.

“Investor Member” means UFA Renewable Energy Fund I, LLC, a Delaware limited liability company, or any Person who replaces it as a Substitute Investor Member.

“Lease Agreements” means for each Building, that certain Use and Occupancy Agreement entered into by the Managing Member, and to be assigned to the Company, and the State of Hawaii, as landlord, granting the Company, among other things, access to certain rooftop space on the Buildings for the construction, installation, operation, repair, replacement, removal and maintenance of  solar energy generation facilities, as the context requires.

“Lender” means the lender provided for in any Loan documents.

“Liquidator” means the Managing Member or, if there are none at the time in question, such other Person who may be appointed in accordance with applicable law and who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Company upon its dissolution.

“Loans” means the Operating Deficit Loans and the Subordinated Loans, as  the context requires.

“Loan Agreement” means the agreement with respect to the terms and conditions of the making of any Loan which is anticipated to be entered into on or after the effective date of this Agreement.

“Loan Documents” means, with respect to any Loan, any and all documents executed by the Company in connection with such Loan, including, without limitation, any of the following:  loan applications, loan commitments, notes, mortgages, regulatory agreements, building loan agreements, security agreements, and financing statements.

“Local Utility” means the Kauai Island Utility Cooperative as to Buildings 1, 2 and 3;  the Hawaiian Electric and Light Company as to Buildings 4 and 5; and Maui Electric Company as to Buildings 6 and 7.

 “Managing Member” means Hoku Solar, Inc., a Delaware corporation, in its capacity as managing member and a member of the Company, and its successor(s) pursuant to this Agreement, including particularly the provisions of Sections 6.03, 8.01 and 8.12.

“Member” means any or each of the Investor Member and the Managing Member as the context shall require.

“Net Cash Flow” means for each fiscal year the sum of (i) Operating Income and (ii) any other funds deemed available for distribution by the Managing Member with the approval of the Lender, if required, less the sum of all Operating Expenses, Debt Service and all other cash expenditures (whether or not such expenditure are deducted, amortized or capitalized for tax purposes) including any management fees.  Net Cash Flow shall be determined separately for each fiscal year, commencing on the day after the Completion Date and shall not be cumulative.

“Net Operating Income” means for a particular period of time, as reviewed by the Accountants, Operating Income less the sum of (i) Operating Expenses, and (ii) all cash expenditures which have been incurred in the operation of the Company’s business and which are properly capitalizable (including any leasing costs, leasing commissions and related fees) but which expenditures are paid or to be paid from Operating Income.  For purposes of determining Net Operating Income, Operating Expenses shall include a ratable portion of the annual amount (as reasonably estimated by the Managing Member) of those seasonal and/or periodic expenses (such as utilities, maintenance expenses and taxes actually due and payable with respect to the Project or service charges in lieu of taxes to the extent not counted above) which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, for such period of time on an annualized basis (based on projections of the Company).  Notwithstanding the foregoing, if at any time the actual amount of taxes to be due from the Company is not known, the computation of the amount of taxes included in item (i) above, shall be based on the greater of the amount of taxes assumed in the Investor Member’s underwriting of its investment in the Company; or the projected assessed taxes on the value of the Project at the time of Placement In Service.  Net Operating Income shall be evidenced by a certification of the Managing Member with an accompanying unaudited balance sheet and income statement of the Company indicating that all trade payables have been satisfied (or with respect to trade payables within sixty (60) days of the date the services were performed or goods were delivered, the trade payables shall not be past due and the Company shall have an adequate cash reserve for the payment of such trade payables), all as shall be subject to the approval of the Investor Member.

“Notice” means a writing containing the information required by this Agreement to be communicated to a Member and either given by U.S. registered or certified mail, return receipt requested, with postage prepaid (except in the event of a postal disruption, by strike or otherwise, in the United States), or sent by telex or facsimile promptly confirmed in writing, or sent by personal delivery by a nationally recognized courier service for next day delivery; provided, however, that any written communication containing such information sent to such Member actually received by such Member shall constitute Notice for all purposes of this Agreement.

“Operating Deficit” means the amount by which Operating Income for any particular period of time is exceeded by Operating Expenses and Debt Service.  For purposes of this definition, all expenses shall be deemed payable on a ninety (90) day current basis.

“Operating Deficit Loans” means the loans made by the Managing Member to the Company pursuant to Section 8.09(b) of this Agreement.

“Operating Documents” means the Project Documents.

“Operating Expenses” mean all expenses of operation of the Project and the Company, as incurred by the Company in the reasonable discretion of the Managing Member, including without limitation, the costs of utilities, maintenance, repairs and necessary replacements, audit fees, tax preparation, accounting fees and expenses, legal fees, taxes determined to be actually due and payable with respect to the Project, insurance premiums, professional and management fees, miscellaneous expenses, and any deposit to cash reserves for working capital, capital expenditures, repairs, replacements and anticipated expenditures, in such amounts as may be required or may be determined from time to time by the Managing Member with the approval of the Investor Member to be advisable for the operation of the Company, but excluding Development Costs; Debt Service; any payments or distributions of Net Cash Flow; and depreciation, amortization deductions and other non-cash items.  For purposes of this definition, all expenses shall be deemed paid on the earlier of the stated due date or on a sixty (60) day current basis.

“Operating Income” means all cash received from operation of the Project and the Company in the ordinary course of business and recognizable by the Company for income tax reporting purposes, including withdrawals from reserves to the extent otherwise permitted hereunder, and all other sources; provided, however, that Operating Income shall exclude the proceeds of any loans to the Company, proceeds from Capital Transactions, and interest earned on Reserves (unless withdrawn as aforesaid).

“Operating Profits” or “Operating Losses” means, for any fiscal year, the Profits or Losses, as the case may be, of the Company for that year as determined for federal income tax purposes by the Accountants with the adjustments described in the definition of “Profits or Losses,” excluding Profits or Losses from a Capital Transaction and determined without regard to any adjustments to basis pursuant to Sections 734 or 743 of the Code.

“Ordinary Income Amount” has the meaning set forth in Section 11.03(c).

“Ownership Interest” means, with respect to each Member, the ownership interest as set forth on Schedule A.

“Percentage Interest” means with respect to the Managing Member, and with respect to the Investor Member, their interests as set forth on Schedule A.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires.

“Placement In Service” means, unless otherwise agreed to in writing by the Members, the receipt of all required licenses and permits relating to the Project (or portion thereof), the completion of any critical tests relating to the safety and functionality of the Project (or portion thereof), the commencement of daily or regular operations, and the synchronization of the Project (or portion thereof) into a power grid for generating electricity to produce income, all consistent with the Internal Revenue Service’s published guidance interpreting the terms “placement in service” and “placed in service” for purposes of Section 48 of the Code.

“PPAs” means collectively, those  seven Power Purchase Agreements (one for each of the Buildings) each of which is dated as of September 30, 2008, initially entered into by the Managing Member, as supplier, and HDOT, as purchaser, to purchase all power that is produced by the solar generation facilities to be installed on the Buildings. Each PPA  is being assigned by the Managing Member to the Company pursuant to Article VII of this Agreement.

“Pre – Flip Target IRR” means the Investor Member’s targeted internal rate of return of [*]% per annum on an after-tax, cumulative basis over the period in which the Investor Member owns its Interest, as reflected in the Projections, which is determined as follows: the annual discount rate at which the net present value of Investor Member’s capital contributions to the Company is equal to the net present value of (a) all cash distributions received by the Investor Member, and (b) all tax benefits (including the Energy Credits, and tax losses) and detriments (including all taxable income allocated to the Investor Member included on the Investor Member’s tax return due to its investment in the Company).  In performing this calculation, all tax benefits and detriments would be calculated quarterly and based upon an effective tax rate of 35%, and the methodology for performing this calculation is set forth in the final financial forecast provided by Accountants at the time of the execution of this Agreement.

“Preliminary Cost Certification” means the cost certification as prepared by and certified by the Accountants, detailing actual Project costs, including, but not limited to, the depreciable basis in the Project and the basis for Energy Credits.

“Profits” or “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such fiscal year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(i)	Any items described in Sections 705(a)(1)(B) and 705(a)(1)(C) of the Code which are not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss.

(ii)
Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss.

(iii)
Gain or loss resulting from any disposition of Project with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

(iv)
In the event of a distribution of Company assets to a Member (whether in connection with a liquidation or otherwise), or in the event the Gross Asset Value of any Company asset is adjusted upon the acquisition of an additional interest in the Company, unrealized income, gain, loss and deduction inherent in such distributed or adjusted assets (not previously reflected in Capital Accounts) shall be allocated pursuant to Section 11.01 hereof as if there had been a taxable disposition of such distributed or adjusted assets at fair market value.

(v)
In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” set forth herein.

(vi)
Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 11.10 hereof shall be taken into account in computing Profits or Losses only if required under the applicable provisions of the Code and Treasury Regulations.

“Profits or Losses from a Capital Transaction” means the Profits or Losses, if any, recognized by the Company as a result of a Capital Transaction, as determined for federal income tax purposes by the Accountants with the adjustments described in the definition of “Profits or Losses,” but without regard to any adjustments to basis pursuant to Section 734 and 743 of the Code.

“Project” means the Company’s ownership interest in the solar energy generation facilities located on each of the Buildings up to the point of interconnection with the electrical system of the Host and all other rights and assets necessary for the ownership and operation thereof and the sale of power from the Project, together with such additions or improvements thereto as may hereafter be acquired by the Company in accordance with this Agreement.

“Projected Credits” means Energy Credits as determined to be available to the Company, although subject to recapture, based upon the Cost Certification and the Code, as applicable, as in effect upon the date the Project or any portion thereof achieves Placement In Service.

“Project Documents” means the Interconnection Agreements, together with the attachments thereto, the Purchase and Sale and O and M Agreement, the plans and specifications for each of the solar facilities the PPAs, together with the attachments thereto, the Lease Agreements, together with the attachments thereto, the Development Agreement and any other document or instrument executed by the Company for the Project or any of the aforesaid documents, but not including this Agreement.

“Projections” means the financial projections attached hereto as Schedule D.

“Prudent Utility Practices” means those practices, methods, equipment, specifications and standards of safety and performance, of which there may be more than one, and as the same may change from time to time, as are commonly used  for solar energy systems of a type and size similar to the Project and in the same geographic region as the Project that, at a particular time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would be expected to accomplish the desired result in a manner consistent with law, regulations, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy and expedition.

“Purchase and Sale and O and M Agreement”  means that certain Purchase and Sale and Operation and Maintenance Agreement by and between Hoku Solar, Inc. and the Company dated as of even date herewith.

“Recapture Adjustment Amount” has the meaning set forth in Section 5.01(e)(iv).

“Recapture Event” means any event that results in the recapture of Tax Credits under the Code or any applicable state law (other than a recapture arising as a result of a sale or disposition of the Investor Member’s Interest or as a result of the tax structure of the ownership of the Company’s and the allocations provided for in this Agreement).

“Recapture Period” means the Compliance Period, or any longer time period during which Energy Credits attributable to the Project are subject to recapture pursuant to the Code.

“REC Purchaser” means the Person who purchased the RECs.

“RECs” means the Renewable Energy Certificates  generated by the operation of the Project, which are the property of the Company.

“Residual Percentage Interests” means with respect to the Managing Member, 95.0%, and with respect to the Investor Member, 5.0%.

 “State” means the State of Hawaii.

“Subordinated Loan” means any loan made by a Member to the Company pursuant to Section 5.06.

“Substitute Investor Member” means any Person admitted to the Company as an Investor Member pursuant to Section 9.03.

“Target IRR” means the Investor Member’s targeted internal rate of return of [*]% per annum on an after-tax, cumulative basis over the period in which the Investor Member owns its Interest, as reflected in the Projections, which is determined as follows: the annual discount rate at which the net present value of Investor Member’s capital contributions to the Company is equal to the net present value of (a) all cash distributions received by the Investor Member, and (b) all tax benefits (including the Energy Credits, and tax losses) and detriments (including all taxable income allocated to the Investor Member included on the Investor Member’s tax return due to its investment in the Company).  In performing this calculation, all tax benefits and detriments would be calculated quarterly and based upon an effective tax rate of 35%, and the methodology for performing this calculation is set forth in the final financial forecast provided by Accountants at the time of the execution of this Agreement.

“Tax Credits” means the Energy Credits.

“Tax Matters Partner” shall mean the Member designated in Section 11.07 to be the Tax Matters Partner as provided for in the Code.

“Treasury Regulations” or “Treasury Reg.” means the final and temporary regulations promulgated from time to time under the Code.

ARTICLE III.
PURPOSE AND BUSINESS OF THE COMPANY

3.01.            Purpose of the Company.

The purposes, nature, and general character of the business of the Company shall consist of (a) acquiring, owning, managing, operating, and, if appropriate or desirable, selling or otherwise disposing of the Project or any substantial part thereof, the RECs and any other environmental attribute related to the Project; (b) operating the Project in compliance with the provisions of Section 48 of the Code and all governmental requirements; and (c)  carrying on any and all activities incidental or related to the foregoing in accordance with this Agreement, including, without limitation, the leasing of portions of the Buildings from the Host.  The purposes of this Company and the nature and character of its business shall not be extended, by implication or otherwise, except by written consent of the Members.

3.02.            Authority of the Company.

In order to carry out its purpose, the Company is empowered and authorized to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purpose, and for the protection and benefit of the Company, including but not limited to the following:

 (a)        operate, maintain, improve, buy, own, sell, convey, assign, mortgage,  rent or lease any real estate and any personal property necessary to the operation of Project, including, but not limited to the authority to cause the Company to purchase the solar generation facilities installed at the Buildings from the Managing Member;

 (b)        enter into any kind of activity, and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company;

 (c)        borrow money and issue evidences of indebtedness in furtherance of the Company’s business and secure any such indebtedness by mortgage, pledge, or other lien;

 (d)        maintain and operate the Project;

 (e)         subject to the approval of the Lender, if required, and to other limitations expressly set forth elsewhere in this Agreement, negotiate for and conclude agreements for the sale, exchange, assignment or other disposition of all or substantially all of the property of the Company, or for the refinancing of any Loan;

 (f)         enter into the Operating Documents;

 (g)        enter into the Loan Documents; and

 (h)        do any and all other acts and things necessary or proper in furtherance of the Company’s business.

ARTICLE IV.
REPRESENTATIONS, WARRANTIES AND COVENANTS;
DUTIES AND OBLIGATIONS

4.01.            Representations, Warranties and Covenants Relating to the Project and the Company.

(a)               As of the date hereof, the Managing Member hereby represents, warrants and covenants to the Company and to the other Members as follows:

(i)            The Company is a duly organized limited liability company validly existing under the laws of the Formation State and has undertaken all acts, including without limitation, the filing of all certificates and the payment of all fees, taxes, and other sums necessary for the Company to operate as a limited liability company in the State of Hawaii and to enable the Company to engage in its business.

(ii)           No event has occurred that has caused, and the Managing Member has not acted in any manner that will cause (a) the Company to be treated for federal income tax purposes as an association taxable as a corporation, (b) the Company to fail to qualify as a limited liability company under the Act or (c) the Investor Member to be liable for Company obligations other than to the extent of its required Capital Contributions or as otherwise provided in the Act.

(iii)          All consents or approvals of any governmental authority, or any other Person, required to be obtained by the Company or the Managing Member  in connection with the transactions contemplated by this Agreement have been or will be obtained by the Managing Member as and when required and the Company has taken all action under the laws of the State and any other applicable jurisdiction and has complied with all filing requirements necessary under the Act for the preservation of the limited liability of the Members.

(iv)          The Managing Member has delivered to the Investor Member true copies of all documents it reasonably believes are material to the Investor Member’s investment in the Company and true copies of all amendments to such documents and all other material information relevant to the Project or to the admission of the Investor Member to the Company.  To the best of the Managing Member’s knowledge, all such information provided to the Investor Member is accurate and complete in all material respects as of the date of delivery and the Managing Member has not failed to provide the Investor Member with any information necessary to make the information provided by the Managing Member complete and accurate in all material respects as of the date of delivery.

(v)           The Company is under no obligation, and neither the Managing Member nor any of its Affiliates have taken any action that would cause the Company to be obligated, under any federal or state law, rule, or regulation to register the Interests.  The Managing Member has complied with all filings necessary to avail itself of any exemption available to it regarding the sale of Interests without registration.

(vi)          The Managing Member (i) is a corporation, validly existing under the laws of Delaware and authorized to do business in the State and (ii) has full power and authority to enter into, execute and deliver this Agreement and all instruments pertaining hereto and to perform all acts related thereto.  The obligations of all transactions contemplated herein and the Project Documents to be performed by the Managing Member or its Affiliates do not and will not result in any material breach or violation of, or default under, any governing instrument of the Managing Member or its Affiliates or any agreements by which the Managing Member or its Affiliates or any of its property is bound, or under any applicable law, administrative regulation, or court decree (nor has there occurred any continuing event which, with the giving of notice or the passage of time or both, would constitute such a default in any material respect).

(vii)         No event of Bankruptcy has occurred and is continuing with respect to the Managing Member.

(viii)        No litigation, action, investigation, event, or proceeding is pending or, to the best of its knowledge is threatened, that, if adversely resolved, would: (i) have a material adverse effect on the Company or the Project (or, to its knowledge, any adjacent or other property that would have a material adverse effect on the Project or the Company’s investment in the Project); (ii)  have a material adverse effect on the ability of the Managing Member to perform its obligations under this Agreement,  (iii) have a material adverse effect on the financial condition of the Managing Member; or (iv) constitute or result in a material breach of any representation, warranty, covenant, or agreement of the Managing Member set forth in this Agreement.

(ix)          In all material respects, all Project Documents are in accord with applicable laws, codes and regulations and the construction of the Project will be completed in accordance therewith in all material respects.

(x)           No default (or event that, with the giving of notice or the passage of time or both, would constitute a default) has occurred and is continuing under any of the Project Documents, or any other contract, agreement, or instrument to which the Company is subject, and the Project Documents are executed and delivered, or when entered into, will be, in full force and effect and the Company is entitled to the benefit of the Project Documents.

(xi)           Other than with respect to any Loan and the Guaranty or as contemplated by the Project Documents, neither the Managing Member nor any of its Affiliates nor the Company has entered into any agreement or contract for the payment or offset of any construction loan or loan discounts, additional interest, yield maintenance or other charges or financing fees or any agreement to incur any financial responsibility with respect to the Project or providing for the guaranty of payment of any such interest charges or financing fees other than those disclosed in this Agreement; and except for the Project Documents, and Guaranty, in no event have they or the Company entered into any such agreement or guaranty of any kind whatsoever (such as an escrow arrangement or letter of credit arrangement) that would subject the Company or any of its Members or Affiliates to personal liability or economic risk of loss as to the Loan nor has the Managing Member made any loan which shall be personally enforceable by any lender on the Loan or which may in any way affect allocation of the Projected Credit to the Investor Member.

(xii)         The Managing Member is not under any commitment to any real estate broker, rental agent, finder, syndicator or other intermediary with respect to any Project or any portion thereof except for the arrangements specifically described in this Agreement and the arrangements previously disclosed in writing and in the Budget to the Investor Member.

(xiii)        There are no outstanding loans or advances from the Managing Member to the Company, and the Company has no unsatisfied obligation to make any payments of any kind to the Managing Member or its Affiliates.

(xiv)        There are no restrictions on the sale or refinancing of the Project, other than the restrictions, if any, set forth in the Operating Documents, the Loan Documents, under Section 48 of the Code, the PPAs and in the Lease Agreements.

(xv)         The Company owns the Project, free and clear of any liens, charges, or encumbrances other than any mortgages, and mechanics’ or other liens that have been bonded against in such a manner as to preclude the holder of such lien from having any recourse to the Project or the Company for payment of any debt secured thereby, and the Managing Member has not received notice of any such liens, charges, or encumbrances.

(xvi)        All building, zoning, and other applicable certificates, permits, and licenses necessary to permit the construction and/or installation, use and operation of the Project will be obtained as and when required by law.  All improvements constructed or to be constructed in connection with the Project have been or will be constructed and equipped in full compliance with the requirements of all governmental authorities having jurisdiction over the Project and neither the Company nor the Managing Member has received any notice of, or has any knowledge of, any violation with respect to the Project of any law, rule, regulation, order, or decree of any governmental authority having jurisdiction that would have a material adverse effect on the Project or the Company’s investment in the Project (including the Company’s ability to transfer the Project in accordance with terms of this Agreement) or the construction and/or installation, use, or operation thereof.

(xvii)       If any Hazardous Substance is found to exist or be present on any Project, it will be either removed from the Project and disposed of or encapsulated and/or otherwise corrected, contained and made safe and inaccessible, all in strict accordance with federal, state, and local statutes, laws, regulations, rules, and ordinances.  The Managing Member further warrants and represents to the best of the Managing Member’s knowledge, after due inquiry, that the Project is in compliance with all applicable Environmental Laws and the Managing Member has not received notice of any violations of the Environmental Laws.

(xviii)      In the event the Federal Drug Free Workplace Act of 1988 and the Regulations promulgated thereunder, including without limitation, 54 Code of Federal Regulations 4956 (1989), as such Act and Regulations have been amended are applicable, the Managing Member has complied with and has caused the Company to comply with such Act.

(xix)         No federal appropriated funds have been paid or will be paid, by or on behalf of the Managing Member or the Company, to any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative agreement, and/or the extension, continuation, renewal, amendment or modification of any federal contract, grant, loan or cooperative agreement.

(xx)          No funds have been paid for influencing or attempting to influence an officer or employee of a Member of Congress in connection with a federal contract, grant, loan and/or cooperative agreement benefiting the Company and/or the Managing Member.  The Company and the Managing Member have complied with all restrictions, certifications and disclosure requirements contained in the Byrd Amendment to the fiscal 1990 appropriations measures for the United States Department of the Interior (P.L. 101-121) and with any guidelines and rules issued by any federal entity in connection therewith (“Byrd Amendment”), if applicable.

(xxi)         The Company will use diligent efforts to construct and/or install the Project and thereafter operate it as required by the Code in order to qualify for and maintain the Tax Credits and other tax benefits anticipated in connection therewith.

(xxii)        The Company has not made any elections under the Code without the Consent of the Investor Member that would affect the amount, timing, availability, or allocation of Energy Credits.

(xxiii)       The Managing Member has not entered into or formed a joint venture with and is not acting as an agent of any Person with respect to ownership and operation of the Project or the Company.

(xxiv)      The property being installed by the Company for the Project is new, and no portion thereof has previously been used.

(xxv)       Within the meaning of Section 48 of the Code, (i) the Project uses and will use solar energy to generate electricity, (ii) except as reflected in the Projections, no proceeds of any issue of state or local government obligations have been used to provide financing for the Project the interest on which is exempt from tax under Section 103 of the Code, (iii) the Project is receiving no financing other than that incorporated into this Agreement or the Project Documents, and (iv) no federal tax credit (other than the Energy Credits) has been or is allowed or allowable with respect to any property that is part of the Project.

(xxvi)      The Managing Member will indemnify and hold the Company, the Investor Member and the members thereof, their Affiliates and agents, free and harmless from any injury, loss or damage (including, but not by way of limitation, reasonable attorneys’ fees, court costs, and amounts paid in settlement of any claims, which settlement has been mutually agreed to by it and the party against whom such claim has been made) resulting from the claims of any Person or Persons other than the Investor Member and the members thereof, their Affiliates and agents, except to the extent such claim is attributable to information and actions by United Fund Advisors with respect to any liability arising under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the laws or regulations of any state or other jurisdiction, which claims are based upon alleged fraud, deceit, or untrue statement or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading and based on statements made by the Managing Member to the Investor Member in connection with the acquisition by the Investor Member of its interest in the Company; provided, however, Managing Member shall not be required to indemnify any Person for any gross negligence, misconduct, or failure to act of the Investor Member or any members or Affiliates thereof.

(xxvii)     The Managing Member shall be responsible for the representations, warranties and covenants assigned to it hereunder, and shall not assert as a defense in any action by the Company or the Investor Member  the fact that the Managing Member may have relied on other parties in connection with matters addressed therein; provided, however that this obligation to the Investor Member and the Company shall not prevent the Managing Member from asserting such reliance in any action brought by the Managing Member against such parties on which the Managing Member has relied.

 (b)              As of the date hereof, the Investor Member hereby represents, warrants and covenants to the Company and to the other Members as follows:

(i)            The Investor Member (a) is a limited liability company, validly existing under the laws of the State of Delaware and (b) has full power and authority to enter into and deliver this Agreement and all instruments pertaining hereto and to perform all acts related thereto.  This Agreement has been duly executed and delivered and constitutes the legal, valid, and binding obligation of the Investor Member, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, and other laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether a proceeding is sought in equity or at law).  The obligation of all transactions contemplated herein and in the Project Documents to be performed by the Investor Member or its Affiliates do not and will not result in any material breach or violation of, or default under, any governing instrument of the Investor Member or its Affiliates or any agreements by which the Investor Member or its Affiliates or any of its property is bound, or under any applicable law, administrative regulation, or court decree  (nor has there occurred any continuing event which, with the giving of notice or the passage of time or both, would constitute such a default in any material respect).

(ii)           No event of Bankruptcy has occurred with respect to the Investor Member or any of its Affiliates.

(iii)          The Investor Member is purchasing its Interest for investment for the Investor Member’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(iv)          The Investor Member understands that the Interests have not been registered under the Securities Act in reliance on an exemption from registration.  The Investor Member understands that the Interest must be held indefinitely unless the Interests subsequently are registered under the Securities Act or unless an exemption from registration is otherwise available.  The Investor Member understands that the Company is not obligated to register the Interest.  The Investor Member agrees that the Interest may not be offered, sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement under the Securities Act and applicable state securities laws or an opinion of counsel acceptable to the Company that such registration is not required.

(v)           Neither the Investor Member nor any of its Affiliates have taken any action that would cause the Company to be obligated, under any state law, rule, or regulation of Missouri, California, Hawaii or Delaware to register the Interest.

(vi)          The Investor Member shall be responsible for the representations, warranties and covenants assigned to it hereunder, and shall not assert as a defense in any action by the Company or the Managing Member  the fact that the Investor Member may have relied on other parties in connection with matters addressed therein; provided, however that this obligation to the Managing Member and the Company shall not prevent the Investor Member from asserting such reliance in any action brought by the Investor Member against such parties on which the Investor Member has relied.

(vii)         No litigation, action, investigation, event, or proceeding is pending or, to the best of its knowledge is threatened, that, if adversely resolved, would: (a) have a material adverse effect on the ability of the Investor Member to perform its obligations under this Agreement or  (b) constitute or result in a material breach of any representation, warranty, covenant, or agreement of the Investor Member set forth in this Agreement.

4.02.            Duties and Obligations Relating to the Project and the Company.

The Managing Member shall have the following duties and obligations with respect to the Project and the Company:

  (a)       it shall cause the Company to do all things necessary to maintain its status as a limited liability company and had, has, and shall continue to have full power and authority to acquire the Project and to develop, construct, operate, and maintain the Project in accordance with the terms of this Agreement and to enable the Company to engage in its business;

  (b)       it shall cause to be met all requirements applicable to the Company, including, but not limited to, those set forth in [Sections 3 and 4 of the PPAs,] which are necessary to obtain all permitting, leasing and other applicable regulatory approvals.

  (c)       while conducting the business of the Company, it shall not act in any manner which it knows or should have known after due inquiry will (i) cause the termination of the Company for federal income tax purposes without the Consent of the Investor Member; (ii) cause the Company to be treated for federal income tax purposes as an association taxable as a corporation, (iii) cause the Company to fail to qualify as a limited liability company under the Act, or (iv) cause the Investor Member to be liable for Company obligations;

  (d)       it shall prepare and submit to the Internal Revenue Service (or any other governmental authority designated for such purpose), on a timely basis, any and all annual reports, information returns and other certifications and information required (i) to ensure that the Company (and its Members) qualifies for Tax Credits and (ii) to avoid any Recapture Event or the imposition of penalties or interest on the Company or any of its Members for failure to comply with the requirements of the Code or any other applicable laws relating to the Tax Credits;

  (e)       it shall exercise good faith in all activities relating to the conduct of the business of the Company, including the operation and maintenance of the Project, and it shall take no action with respect to the business and property of the Company which is not reasonably related to the achievement of the purpose of the Company;

  (f)        it will execute on behalf of the Company all documents necessary to elect, pursuant to Sections 732, 734, 743 and 754 of the Code, to adjust the basis of the Company’s property upon the request of the Investor Member, if, in the sole opinion of the Investor Member, such election would be advantageous to the Investor Member or any of its members;

  (g)       it shall, during and after the period in which it is a Member provide the Company with such information and sign such documents as are necessary for the Company and the Investor Member to make timely, accurate and complete submissions of (i) federal and state income tax returns, (ii) reports to governmental agencies, and (iii) any other reports required to be delivered to the Investor Member or its members;

  (h)       it shall comply and cause the Company to comply with the provisions of all state and local zoning laws, building codes, health and safety codes and all other governmental and contractual obligations applicable to the Project ;

  (i)        it shall use commercially reasonable efforts consistent with sound management practice and with the terms of the Operating Documents to maximize Net Cash Flow available for distribution to the Members;

  (j)        it shall provide the Investor Member with Notice of any written or oral notice of any (i) default or failure of compliance with respect to any financial, contractual or governmental obligation of the Company or the Managing Member related to the Project or Company; (ii) IRS proceeding regarding the Project or the Company; (iii) litigation, criminal action or administrative proceeding against the Managing Member or the Company related to the Project; (iv) communication from any Person or governmental authority related to the Project or Company which is not in the ordinary course of business;

  (k)       in operating the Project, it shall use commercially reasonable efforts to obtain all contracts, materials, supplies, utilities and services required by the Project on the most advantageous terms available.  Except as otherwise approved by the Consent of the Investor Member, the Managing Member shall secure and credit to the Company, and not receive or retain for itself, its agents, employees or Affiliates, any discounts, compensation, rebates or commissions obtainable with respect to any and all purchases, service contracts, and all other transactions affecting the Project, including without limitation, any compensation received from the assignment or transfer of any contracts affecting the Project;

  (l)        it or its Affiliates shall cause the Project to be completed substantially in accordance with the relevant Project Documents; it or its Affiliates shall obtain all building, zoning, and other applicable certificates, permits, and licenses necessary to permit the construction and/or installation, use and operation of the Project and the Project; and all improvements constructed or to be constructed in connection with the Project shall be constructed and equipped in full compliance with the requirements of all governmental authorities having jurisdiction over the Project;

  (m)      it shall cause the Company or Host to keep all public utilities necessary to the operation of the Project;

  (n)       it shall cause the Company to maintain the Project in compliance with any and all applicable Environmental Laws.  The Managing Member shall promptly deliver to the Investor Member any notice received from any source whatsoever of the alleged, potential, threatened, or actual violation of any Environmental Law with respect to the Project.  If any Hazardous Substance is found to exist or be present in violation of any Environmental Law, the Managing Member shall, at its sole expense, commence promptly the taking of action to assure it will be either removed from the Project and disposed of or encapsulated and/or otherwise corrected, contained and made safe and inaccessible, all in strict accordance with federal, state and local statutes, laws, regulations, rules and ordinances, and any recommendations set forth in the Environmental Reports, and any requirements in the Loan Documents.  If, at any time during the term of the Company the Investor Member reasonably determines that the foregoing representations or covenants in this Agreement relating to Hazardous Substance and Environmental Laws may not have been true when made, or may have become untrue, the Company shall promptly obtain an environmental audit of the Project.  The scope of such audit and the company performing it shall be determined by the Managing Member with the Consent of the Investor Member;

  (o)       in the event the Federal Drug Free Workplace Act of 1988 and the Regulations promulgated thereunder, including without limitation, 54 Code of Federal Regulations 4956 (1989), as such Act and Regulations may be amended, are applicable, the Managing Member shall comply with and will cause the Company and its agents to comply with such Act and Regulations;

  (p)       it will comply and will cause the Company to comply with the restrictions, certifications and disclosure requirements contained in the Byrd Amendment, if such Act is applicable;

  (q)       it shall cause the Project to be constructed and/or installed and thereafter operated as required by the Code, and in order to comply with the covenants set forth in Sections 3 and 4 of the PPAs in order to qualify for and maintain the Tax Credits and other tax benefits anticipated in connection therewith;

  (r)        it shall operate and manage the Project in accordance with Prudent Utility Practices and in the best interests of the Company;

  (s)        it shall cause the Company to cause the Project to achieve Placement In Service prior to March 31, 2009, unless extended pursuant to Section 8.02(b)(xxi);

  (t)        it has not and will not permit the Company to accept any federal or non-federal grants or funds and any other grants or funds which have previously been disclosed to the Investor Member without the Consent of the Investor Member;

  (u)       it shall, on behalf of the Company, elect to depreciate the Project on an accelerated basis over a five (5)-year term;

  (v)       it shall cause the Company to deliver all and any reports or certifications to any service or property provider or purchaser;

  (w)       it shall cause the Company to maintain insurance coverages in amounts and types in accordance with the Investor Member’s stated minimum requirements, as set forth in Schedule B, and to diligently pursue all claims under such insurance;

  (x)       prior to closing, the Managing Member shall provide the Investor Member with copies of all insurance coverage and/or policies in form and issued by companies satisfactory to the Investor Member as required pursuant to Section 4.02(w) and Schedule B of this Agreement and shall provide, upon the request of the Investor Member, Blue Oak or another entity named by the Investor Member (the “Construction Consultant”) with copies of all construction documents for the Construction Consultant’s review

  (y)       it shall operate and maintain the Project in accordance with , the National Electrical Code and applicable standards required by the relevant Local Utility; and

  (z)        it shall cause the Company to test and inspect each portion of the Project prior to interconnection in accordance with all applicable State laws.

ARTICLE V.
MEMBERS, COMPANY INTERESTS AND OBLIGATIONS OF THE COMPANY

5.01.            Members, Capital Contributions and Company Interests.

  (a)       The Managing Member, its principal address or place of business, its Capital Contribution and its Percentage Interest are set forth in Schedule A attached hereto.  The Managing Member shall be required to make an initial installment of Capital Contribution upon execution of this Agreement in the amount of [*].  During installation, the Managing Member shall be required to fund an additional [*] in the form of capital contributions as follows:

Within three (3) business days of the Managing Member submitting its application to the applicable Local Utilities for permission to operate (a “PTO”) with respect to one or more Buildings (the Buildings for which an application for PTO was submitted are referred to as the  “Initial Buildings”), but not earlier than January 8, 2009,  the Managing Member shall make a capital contribution to the Company in an amount equal to the aggregate of the amounts reflected in the column entitled “Managing Member’s Capital Contributions” on Schedule E with respect to such Initial Buildings.  The proceeds of such Managing Member’s Capital Contributions shall be used by the Company to purchase the solar systems installed at the Initial Buildings and to pay to the Developer a portion of its Development Fee, as shown on Schedule E.  For example, if a PTO was submitted only for Building 1,  then the Managing Member would contribute [*] to the Company,  of which [*] would be applied to the purchase price and [*] to pay Development Fee.

Within three (3) business days of the Company submitting its application to the applicable Local Utilities for permission to operate with respect to all Buildings other than the Initial Buildings (the “Final Buildings”), but not earlier than February 15, 2009,  the Managing Member shall make a capital contribution to the Company in an amount equal to the aggregate of the amounts reflected in the column entitled “Managing Member’s Capital Contributions” on Schedule E with respect to such Final  Buildings.  The proceeds of such Managing Member’s Capital Contributions shall be used by the Company to purchase the solar systems installed at the Final  Buildings and to pay to the Developer a portion of its Development Fee, as shown on Schedule E.

With the exception of the initial installment of [*],  the Managing Member Capital Contributions shall be deemed contributions to the Company and the amounts shall be used to offset amounts owed under the Purchase and Sale and O and M Agreement and under the Development Agreement, in accordance with Schedule E.

  (b)       The Investor Member, its principal office or place of business, its Capital Contribution and its Percentage Interest are set forth in Schedule A attached hereto.

  (c)       Subject to the provisions of this Agreement, including without limitation the provisions of Sections 5.01(d), 5.01(e) and 5.03, the Investor Member shall be obligated to make a Capital Contribution to the Company in the aggregate amount of [*] (subject to adjustment as provided in this Section 5.01) in three (3) Installments, which Installments shall be due and payable in cash by the Investor Member, as follows.

  (i)           [*] (the “First Installment”) upon the later to occur of (A) the execution of this Agreement and (B) the date upon which the Investor Member shall have completed, to its satisfaction, due diligence as to the Company, the Guarantors and the Managing Member and the future operation of the Project.

  (ii)           The Second Installment shall be payable within ten (10) business days after the latest to occur of (A) Placement In Service of the systems located at the Initial Buildings; (B)  receipt of Cost Certification with respect to the Initial Buildings; (C) execution of the PPAs, and Lease Agreements with respect to the Initial Buildings; (D) confirmation from the Company that the Company has received all  approvals required by any and all federal, state and/or local governmental, regulatory or agencies with jurisdiction over the Initial Buildings other than those as will be required or issued after Placement in Service; (E) receipt of all engineering reports with respect to the Initial Buildings relating to transmission, interconnection and solar power issues, such reports to be in form and substance satisfactory to the Investor Member; (F) receipt of insurance policies for the Project in accordance with Schedule B to this Agreement; (G) January 15, 2009; (H) Managing Member producing evidence that, with respect to the Initial Buildings, a Memorandum of Agreement has been properly recorded in the appropriate office of the State or (I) the receipt of a conditional release of lien in the form attached hereto as Exhibit F from each of the suppliers, contractors and subcontractors providing labor or materials for the systems located at the Initial Buildings evidencing that all such suppliers, contractors and subcontractors have been paid in full or will be paid in full with the proceeds of the Second Installment; provided, however, that any one or more of these subclauses (A) through (H) may be waived at the Investor Member’s sole and absolute discretion.  The proceeds of the Second Installment shall be used to purchase the solar systems for the Initial Buildings and to pay to the Developer a portion of its Development Fee, as shown on Schedule E.  The amount of the Second Installment shall be an amount equal to the aggregate of the amounts reflected in the column entitled “Investor  Member Capital Contributions” on Schedule E with respect to such Initial Buildings.

  (iii)           The Third Installment shall be payable within ten (10) business days after the latest to occur of (A) Placement In Service of the systems located at the Final  Buildings; (B) receipt of Cost Certification with respect to the Final  Buildings; (C) execution of the PPAs, and Lease Agreements with respect to the Final  Buildings; (D) confirmation from the Company that the Company has received all  approvals required by any and all federal, state and/or local governmental, regulatory or agencies with jurisdiction over the Final  Buildings other than those as will be required or issued after Placement in Service; (E) receipt of all engineering reports with respect to the Final  Buildings relating to transmission, interconnection and solar power issues, such reports to be in form and substance satisfactory to the Investor Member; (F) receipt of insurance policies for the Final  Buildings in accordance with Schedule B to this Agreement; (G) February 22, 2009; (H) Managing Member producing evidence that, with respect to each of the Final  Buildings, a Memorandum of Agreement has been properly recorded in the appropriate office of the State, or (I)  the receipt of a conditional release of lien in the form attached hereto as Exhibit F from each of the suppliers, contractors and subcontractors providing labor or materials for the systems located at the Final Buildings evidencing that all such suppliers, contractors and subcontractors have been paid in full or will be paid in full with the proceeds of the Third Installment; provided, however, that any one or more of these subclauses (A) through (H) may be waived at the Investor Member’s sole and absolute discretion.  The proceeds of the Third Installment shall be used to purchase the solar systems for the Final  Buildings and to pay to the Developer a portion of its Development Fee, as shown on Schedule E.  The amount of the Third Installment shall be an amount equal to the aggregate of the amounts reflected in the column entitled “Investor  Member Capital Contributions” on Schedule E with respect to such Final  Buildings.

  (d)       Except as provided in Section 9.02 hereof, without the Consent of all of the Members, no additional Person may be admitted as an additional Investor Member and a Capital Contribution may be accepted only as and to the extent expressly provided for in this Article V.

  (e)       (i)          If, as a result of a reduction or increase in costs incurred to complete the Project, or for any other reason other than (A) a Recapture Event, or (B) an event which would be a Recapture Event but for the fact it resulted from a sale or disposition  of the Company Interest of the Investor Member, the Accountants shall determine in preparing the Company’s tax returns (or an amended return), or there shall be a Final Determination, that the Actual Credits are more or less than the Projected Credits (such determination being referred to herein as the “Credit Determination”), the provisions of Sections 5.01(e)(ii) and (e)(iii) shall apply.

  (ii)         After the Credit Determination is made, the Accountants shall prepare a revised set of financial projections and determine whether the Benefits can be achieved as set forth in the Projections.  In the event that the Accountants determine that the Third Installment should be increased such that the Benefits are achieved as set forth in the Projections, then the Investor Member shall make, together with the Third Installment, an additional installment of Capital Contribution as determined by the Accountants (the “Credit Adjustment”).  Notwithstanding the foregoing, positive Credit Adjustments shall not in the aggregate exceed 15% of the Investor Member’s Capital Contribution (prior to any Credit Adjustment provided for in this Section 5.01(e)(ii)).  Further, in no event shall the Credit Adjustment be an amount such that the Benefits are not achievable within six (6) years from the Completion Date.

  (iii)        After the Credit Determination is made, the Accountants shall prepare a revised set of financial projections and determine whether the Benefits can be achieved as set forth in the Projections.  In the event that the Accountants determine that the Third Installment should be decreased such that the Benefits are achieved as set forth in the Projections, then the Investor Member shall make a downward adjustment to Third Installment, as determined by the Accountants.

 (iv)         If a Recapture Event occurs prior to the time the Investor Member has paid in its Capital Contribution, the amount of the next succeeding Installment (and any Installment(s) thereafter if necessary) of the Investor Member  shall be reduced by an amount (herein referred to as a “Recapture Adjustment Amount”) equal to any increase in taxes payable by the Investor Member as of that date solely as a result of such Recapture Event, measured by the Applicable Tax Rate, but shall be limited to the amount necessary to produce a Target IRR to the Investor Member.  Notwithstanding the aforementioned, the Recapture Adjustment Amount shall also include any interest and/or penalties due to the Internal Revenue Service from the Investor Member, reasonable attorney fees and/or reasonable professional costs associated with the Audit, as provided in Section 5.01(e)(v).  If no further Installment remains, or if the Recapture Adjustment Amount is greater than the aggregate amount of the remaining Installment(s), then the Managing Member shall contribute to the Company, for immediate distribution to the Investor Member, an amount equal to the difference between such remaining Installment(s), if any, and the Recapture Adjustment Amount, which amount shall then be immediately distributed to the Investor Member as a return of capital and Investor Member shall be relieved of making any additional Installments.  Notwithstanding the foregoing, if the effect of such a contribution of capital would be to cause Company Profits or Losses or Tax Credits arising during the Recapture Period to be allocated among the Members other than in accordance with their Percentage Interests as set forth in Section 5.01, then the portion of the Recapture Adjustment Amount that was to be contributed to the Company as aforesaid (recalculated on an After-Tax Basis) shall be paid directly by the Managing Member to the Investor Member promptly after demand is made therefor.  Any amounts not paid upon demand shall bear interest at the rate of 2% over the Designated Prime Rate in effect at the end of the preceding calendar month, until paid in full.  The Managing Member’s obligations under this Section shall expire upon the last day of the third year following the year in which the recapture period for the Tax Credits pursuant to Section 48 of the Code shall have ended.

 (v)         The Investor Member covenants and agrees that it will promptly give written notice to the Managing Member of the occurrence of any audit by the IRS of the Investor Member (which notice must include copies of all correspondence, reports, and materials relevant to the controversy) if the adverse resolution of such audit (or portion thereof) could result in a Recapture Event which could lead to any payment by the Managing Member  (such audits or relevant portions thereof being hereinafter referred to as an “Audit”).   The Managing Member may participate, at its own expense, in the defense of any Audit and, throughout the Audit, will cooperate fully, comply with all requests and provide all information, documentation and other similar items to the Investor Member within ten (10) business days of the Investor Member’s request.  Throughout the Audit, the Investor Member will provide all relevant information to the Managing Member (excluding confidential proprietary tax information or corporate records) and will consult in good faith with the Managing Member about defenses, settlement options, and all other matters involving the Audit.   The Investor Member shall not settle or compromise any tax obligation which could lead to the requirement of an additional capital contribution under Section (iv) above without the written consent of the Managing Member, which consent will not be unreasonably withheld.  In its sole and absolute discretion and with written notice to the Managing Member, the Investor Member may tender the defense of any Audit to the Managing Member, and upon tender will appoint the Managing Member as its agent under a power of attorney to defend the Audit.  If the Investor Member tenders its defense in accordance with the preceding sentence, the Managing Member will consult in good faith with the Investor Member as to settlement or compromise of any tax obligation but the Managing Member will have the full authority to defend, settle or compromise such claims. If the Investor Member tenders its defense in accordance with this Section, and the results of such Audit are favorable to the Investor Member, the Investor Member shall be solely responsible for the costs associated therewith; provided however, if the results of such Audit are not favorable to the Investor Member, then the Managing Member shall be solely responsible for all costs associated therewith.

5.02             Return of Capital Contribution.

Except as provided in this Agreement, no Member shall be entitled to demand or receive the return of any portion of its Capital Contribution.

5.03             Withholding of Capital Contribution Upon Default.

In the event that:  (i) the Managing Member has not substantially complied with any material provisions of this Agreement, or (ii) foreclosure proceedings have been commenced against any of the Buildings or portions of the Project, then the Company and the Managing Member shall be in default of this Agreement, and the Investor Member, at its sole election, may withhold payment of any Installment otherwise payable to the Company; provided, however, that if a payment of all or any portion of the then due Installment will cure the event justifying the withholding, then the Investor Member shall pay such Installment otherwise payable if it is applied to cure such event.  At the sole election of the Investor Member, it may directly apply all or any part of any unpaid Installment to cure the event justifying the withholding, including but not limited to the failure of the Managing Member to make payments required under Sections 5.01(e), 5.05, 8.09 and/or 11.01(a).

Unless applied as set forth above, all amounts so withheld by the Investor Member under this Section 5.03 shall be promptly released to the Company only after the Managing Member or the Company has cured the default justifying the withholding, as demonstrated by evidence reasonably acceptable to the Investor Member.

5.04             Legal Opinions.

As a condition precedent to payment of the First Installment, the Investor Member shall have received such legal opinions of Stoel Rives LLP, special counsel to the Company and the Managing Member, and the General Counsel of Managing Member in form and substance as attached hereto as Schedule C.

5.05             Repurchase Obligation.

  (a)        If (i) the Project has not achieved Placement In Service by April 15, 2009, unless extended pursuant to Section 8.02(b)(xxi); (ii) an event of default described in Section 5.03 occurs prior to Placement In Service; (iii) the Project will qualify for less than seventy percent (70%) of the Projected Credits; or (iv) an event of Bankruptcy has occurred with respect to the Managing Member prior to the payment of the Third Installment; then the Managing Member shall, within fifteen (15) days of the occurrence or notification thereof, as applicable, send to the Investor Member Notice of such event having occurred and the availability of an option for the Investor Member to sell its Interest to the Managing Member at a price equal to 110% of the aggregate Capital Contribution paid to-date pursuant to Section 5.01(c).  Upon receipt of such Notice, the Investor Member shall have thirty (30) days during which to notify the Managing Member whether the Investor Member elects to sell its Interest to the Managing Member at a price equal to 110% of the aggregate Capital Contribution paid to-date pursuant to Section 5.01(c), and if the Investor Member does so elect, the Managing Member shall acquire the Interest of the Investor Member by making payment to the Investor Member, in cash, of an amount equal to 110% of the aggregate Capital Contribution paid to-date pursuant to Section 5.01(c) and for the Investor Member’s reasonable costs, legal or otherwise, associated therewith.  Any amounts not paid upon demand shall bear interest at the rate of 2% over the Designated Prime Rate in effect at the end of the preceding calendar month, until paid in full.

  (b)       Upon the purchase of the Interest of the Investor Member, the Interest of the Investor Member in the Company shall terminate and all its obligations hereunder.

  (c)       The sole remedy for Investor Member with respect to the events described in Section 5.05(a)(i) through and including (iv) is the sale of its Interest as provided in Section 5.05(a) and if the Investor Member elects not to sell its Interest to the Managing Member as provided in Section 5.05(a) Investor Member shall have waived any and all claims or rights it might have against the Company, the Project, the Guarantor, or Managing Member based directly or indirectly on such events.

5.06             Subordinated Loans.

   (a)        The Managing Member shall have the right, but not the obligation, after funding all other obligations under this Agreement, including, without limitation, its obligation to fund Excess Development Costs or Operating Deficits pursuant to Section 8.09 hereof, to make “Subordinated Loans” pursuant to this Section 5.06(a) to fund Operating Deficits of the Company or to fund other reasonable and necessary obligations of the Company.

      (b)       Any Subordinated Loan shall be evidenced by a non-negotiable promissory note or notes reflecting any such Subordinated Loans made during the preceding calendar quarter. Subordinated Loans shall be on the following terms: (i) interest shall accrue on Subordinated Loans at an annual interest rate of eight percent (8%), compounded annually; and (ii) Subordinated Loans shall be repayable solely as set forth in Sections 11.01 and 11.04 of this Agreement.  Subordinated Loans shall be unsecured loans.  Subordinated Loans shall not be considered a part of a Member’s Capital Contribution and shall not increase such Member’s Capital Account.

ARTICLE VI.
CHANGES IN MEMBERS

6.01.            Withdrawal of a Managing Member.

  (a)        A Managing Member may withdraw from the Company or sell, transfer or assign its Interest as Managing Member (or a controlling interest in the Managing Member) only with the Consent of the Investor Member and consent of the Lender, if required, and only after being given written approval by the necessary parties as provided in Section 6.02 of the Managing Member(s) to be substituted for it or to receive all or part of its Interest as Managing Member.

  (b)       In the event that a Managing Member withdraws from the Company or sells, transfers or assigns its entire Interest in compliance with Section 6.01(a), it shall be and shall remain liable for all obligations and liabilities incurred by it as Managing Member before such withdrawal, sale, transfer or assignment shall have become effective, but shall be free of any obligation or liability incurred on account of the activities of the Company from and after the time such withdrawal, sale, transfer or assignment shall have become effective.

6.02.            Admission of a Successor or Additional Managing Member.

A Person shall be admitted as a Member of the Company only if the following terms and conditions are satisfied:

  (a)       the admission of such Person shall have been Consented to by the Managing Member or its successors and the Investor Member, and consented to by the Lender, if required;

  (b)       the successor or additional Person shall have accepted and agreed to be bound by (i) all the terms and provisions of this Agreement, by executing a counterpart thereof, and (ii) all the terms and provisions of the Operating Documents, to the extent applicable, by executing a counterpart thereof, and (iii) all the terms and provisions of such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a Member, and an appropriate document evidencing the admission of such Person as a Member shall have been filed, if required, and all other actions required by Section 1.05 in connection with such admission shall have been performed;

  (c)       if the successor or additional Person is a limited liability company or corporation, it shall have provided the Company with evidence satisfactory to counsel for the Company of its authority to become a Member, to do business in the State and to be bound by the terms and provisions of this Agreement; and

  (d)       Counsel shall have rendered an opinion that the admission of the successor or additional Person is in conformity with the Act and that none of the actions taken in connection with the admission of such Person will cause the termination or dissolution of the Company or will cause it to be treated for federal income tax purposes as an association taxable as a corporation.

6.03.            Effect of Bankruptcy, Withdrawal or Dissolution of a Managing Member.

  (a)       In the event of the Bankruptcy of a Managing Member or the withdrawal, or dissolution of a Managing Member, the business of the Company shall be continued by the other Managing Member(s), if applicable; provided however, that if the withdrawn, Bankrupt, or dissolved Managing Member is then the sole Managing Member, then the Company shall be terminated, unless a majority in Interest of the other Members, within ninety (90) days after receiving Notice of such Bankruptcy, withdrawal, or dissolution elect to designate a successor Managing Member(s) and continue the Company upon the admission of such successor Managing Member(s) to the Company.

  (b)       Upon the Bankruptcy or dissolution of a Managing Member, such Managing Member shall immediately cease to be a Managing Member and its Interest shall without further action be converted to an Investor Member Interest; provided, however, that the converted Company Interest of such Managing Member shall be ratably reduced to the extent necessary to insure that the remaining or substitute Managing Member(s) hold(s) a 0.01% Percentage Interest (as set forth in Section 5.01).  If such Bankrupt or dissolved Managing Member is the sole remaining Managing Member, such Managing Member shall cease to be a Managing Member only upon the expiration of ninety (90) days after Notice to the other Members of the Bankruptcy or dissolution of such Managing Member.

Except as set forth above, such conversion of a Managing Member Interest to an Investor Member Interest shall not affect any rights, obligations or liabilities (including without limitation, any of the Managing Member’s obligations under Section 8.08 herein) of the Bankrupt or dissolved Managing Member existing prior to the Bankruptcy or dissolution of such Managing Member (whether or not such rights, obligations or liabilities were known or had matured).

  (c)       If, at the time of the withdrawal, Bankruptcy or dissolution of a Managing Member, the Bankrupt or dissolved Managing Member was not the sole Managing Member of the Company, the remaining Managing Member shall immediately (i) give Notice to the Investor Member of such Bankruptcy or dissolution, and (ii) make such amendments to this Agreement and execute and file such amendments or documents or other instruments as are necessary to reflect the conversion of the Interest of the Bankrupt or dissolved Managing Member and its having ceased to be a Managing Member.  Such action or actions by the remaining Managing Member shall, in the event that permission of a bankruptcy court is necessary, be deemed to have been taken subject to the provisions of Paragraph 6.03(d) below.  The remaining Managing Member is hereby granted an irrevocable power of attorney, coupled with an interest, to execute any or all documents on behalf of the Members and the Company and to file such documents as may be required to effectuate the provisions of this Section 6.03.

  (d)       The Managing Member, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agrees that in the event the Managing Member should make application for or seek protection or relief under any of the Sections or Chapters of the United States Bankruptcy Code (the “Bankruptcy Code”), or in the event that any involuntary petition is filed against the Managing Member, then, in such event, any other Member shall thereupon be entitled to immediate relief from any automatic stay imposed by Section 362 of the Bankruptcy Code, or otherwise, on or against the exercise of the rights and remedies available to such Member pursuant to this Agreement, or otherwise.  The foregoing shall in no way preclude, restrict or prevent the Managing Member from filing for protection under the Bankruptcy Code.

  (e)        The Members acknowledge and agree that this Agreement is a contract under which an Investor Member is excused from accepting performance from the Managing Member, its assignee or trustee, in the event that the Managing Member makes application for or seeks protection under any of the Sections or Chapters of the Bankruptcy Code, or in the event that an involuntary petition is filed against such Managing Member.  The effect of this Paragraph shall be that this Agreement is hereby deemed to be subject to the exceptions to assumption and assignment of contracts set forth in Sections 365(c)(1) and 365(e)(2)(A) of the Bankruptcy Code and that an Investor Member, by its refusal to consent to an assumption or assignment of this Agreement by the Managing Member after the filing of a petition in bankruptcy by or against such Managing Member, shall be able to prevent such assumption or assignment.

  (f)        In the event that the Managing Member makes application for or seeks relief or protection under any of the Sections or Chapters of the Bankruptcy Code, or in the event that any involuntary petition is filed against said Managing Member, then, in such event, any Member may apply or move to the bankruptcy court in which such petition is filed for a change of venue to the bankruptcy court where the Company has its principal place of business, and the Managing Member hereby agrees not to oppose or object to such application or motion in any way.

ARTICLE VII.
ASSIGNMENT TO THE COMPANY

The Managing Member acknowledges that it has or will, concurrently with the execution of this Agreement transfer and assign to the Company all of its rights, title and interest in and to the Project, including without limitation the following:

  (a)       all contracts with respect to the operation of the Project and/or the Project, including the Lease Agreements and PPA’s for each of the Buildings,  and any and all warranties which have been provided to the Managing Member with respect to the solar facility panels installed at the Buildings;

  (b)       all governmental approvals obtained in connection with the operations of the Project and/or the Project; and

  (c)       any Operating Documents and other work product related to the Project and/or the Project.

Notwithstanding anything herein to the contrary,  the Managing Member reserves all rights granted to it under the Lease Agreement and/or the PPA’s to place kiosks within certain Buildings in order to display system information and to promote the work performed by the Managing Member with respect to the construction and installation of the solar system facilities at the Buildings.  Any rights associated with these kiosks shall be solely for the benefit of the Managing Member.

ARTICLE VIII.
RIGHTS, OBLIGATIONS AND POWERS OF THE MANAGING MEMBER

8.01.            Management of the Company.

  (a)       Except as otherwise set forth in this Agreement, the Managing Member, within the authority granted to it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Company for the purposes stated in Article III, shall make all decisions affecting the business of the Company and shall manage and control the affairs of the Company to the best of its ability and use its best efforts to carry out the purpose of the Company.  In so doing, the Managing Member shall take all actions necessary or appropriate to protect the interests of the Investor Member and of the Company.  The Managing Member shall devote such of its time as is necessary to the affairs of the Company.

  (b)       Except as otherwise set forth in this Agreement and subject to the applicable rules and regulations and the provisions of the Operating Documents, the Managing Member (acting for and on behalf of the Company), in extension and not in limitation of the rights and powers given by law or by the other provisions of this Agreement, shall, in its sole discretion, have the full and entire right, power and authority in the management of the Company business to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purpose of the Company.  In furtherance and not in limitation of the foregoing provisions, the Managing Member is specifically authorized and empowered to execute and deliver, on behalf of the Company, the Operating Documents, the Loan Documents and any bank resolution and signature card, release, discharge, or any other document or instrument in any way related thereto or necessary or appropriate in connection therewith.  All decisions made for and on behalf of the Company by the Managing Member (when acting in its capacity as the Managing Member of the Company and within the authority granted under this Agreement) shall be binding upon the Company.  No person dealing with the Managing Member shall be required to determine its authority to make any undertaking on behalf of the Company, nor to determine any facts or circumstances bearing upon the existence of such authority.

  (c)       The Managing Member shall be solely responsible for causing the Company to maintain the ability for the Project to perform its intended function of producing electricity on a daily basis and will provide or cause to be provided all necessary operations and maintenance of and for the Project.

  (d)       The Managing Member shall be responsible for all acts and/or omissions of its agents.

8.02.            Limitations Upon the Authority of the Managing Member.

  (a)       The Managing Member shall not have any authority to:

      (i)       perform any act in violation of any applicable law or regulation thereunder;

     (ii)       perform any act in violation of the provisions of any of the Operating Documents;

    (iii)      perform any act required to be approved or ratified in writing by an Investor Member under the Act unless the right to do so is expressly given in this Agreement; or

     (iv)      borrow from the Company or commingle Company funds with funds of any other Person.

  (b)      The Managing Member shall not, without the Consent of the Investor Member, have any authority to:

     (i)       sell, refinance or otherwise dispose of all or substantially all of the assets of the Company; grant or refinance any mortgage or other indebtedness of the Company; permit or take any action that would cause a Recapture Event;

     (ii)       supplement, replace, renew, cancel or materially amend any of the Operating Documents;

     (iii)      incur debt in excess of $20,000 in the aggregate at any one time outstanding on the general credit of the Company, except borrowings constituting Subordinated Loans or Operating Deficit Loans, or which are provided for in an approved Budget, if any;

     (iv)     undertake any rehabilitation, repairs or other work on the Project, participate or fund any rehabilitation, repairs or other work on the Building, or construct any new or replacement capital improvements on the Building or the Project which substantially alter the Project or its use or which are at a cost in excess of $20,000 in a single Fiscal Year, except (A) replacements in the ordinary course of business or under emergency conditions, (B) reconstruction paid for from insurance proceeds, or (C) as and to the extent provided for in an approved Budget;

      (v)     acquire any real property;

      (vi)    make any filing to begin Bankruptcy proceedings on behalf of the Company;

      (vii)   make application(s) for or accept any grant funds on behalf of the Company regardless of the source of the grant, other than those with respect to which commitments have previously been obtained;

      (viii)  pledge or assign any of the Investor Member’s Capital Contribution or the proceeds thereof;

      (ix)     cause the Company to settle, compromise, mediate or otherwise relinquish any claim (actual or prospective), or to release, waive or diminish any material Company rights in any litigation or arbitration matter involving a claim in excess of $20,000;

      (x)      change the nature of the Company’s business;

      (xi)     dissolve and wind up the Company;

      (xii)    permit the merger or termination of the Company;

      (xiii)   take any action or fail to take any action that would prevent the Tax Credits from being claimable;

      (xiv)   admit any Person as a Member, except as otherwise provided in this Agreement;

      (xv)    permit any Person to borrow from the Company or commingle Company funds with the funds of any Person;

     (xvi)   permit the Company to pay directly or indirectly the Managing Member a commission or fee in connection with the reinvestment or distribution of Capital Proceeds or liquidating distributions belonging to the Company except as provided for herein;

      (xvii)  on behalf of the Company, receive any rebates or give-ups or participate in any reciprocal business relationships in circumvention of this Agreement;

      (xviii) replace or dismiss the Managing Member from its duties and obligations as the Managing Member, except as provided in this Agreement;

      (xix)   enter into the Project Documents, and any other similar agreements related to the Project;

      (xx)    approve the form and substance of any accountant certification of the itemized amount of construction, installation, acquisition and development costs of the Project;

      (xxi)   extend for any period of time beyond March 31, 2009, the date prior to which the Project must achieve Placement In Service (the Consent of the Investor Member may be withheld at its sole and absolute discretion); or

      (xxii)  approve change orders to a construction or installation contract, if applicable, in excess of $20,000 in the aggregate.

8.03.            Management Purposes.

In conducting the business of the Company, the Managing Member shall be bound by the Company’s purpose(s) set forth in Article III.

8.04.            Delegation of Authority.

The Managing Member may delegate all or any of its powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Company, which Person may, under supervision of the Managing Member, perform any acts or services for the Company as the Managing Member may approve.

8.05.            [Reserved]

8.06.            Other Activities.

The Investor Member and the Managing Member may engage in or possess interests in other business ventures of every kind and description for their own account, including, without limitation, serving as a member of other companies which own, either directly or through interests in other companies and/or projects similar to the Project.  Neither the Company nor any other Member shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

8.07.            Liability for Acts and Omissions.

No Managing Member shall be liable, responsible or accountable in damages or otherwise to any of the Members for any act or omission performed or omitted by it in good faith on behalf of the Company and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interest of the Company, except for gross negligence, material misconduct, fraud or any breach of fiduciary duty as Managing Member with respect to such acts or omissions.  Any loss or damage incurred by the Managing Member by reason of any act or omission performed or omitted by it in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority granted to it by this Agreement and in the best interests of the Company (but not, in any event, any loss or damage incurred by any Managing Member by reason of gross negligence, material misconduct, fraud or any breach of its fiduciary duty as Managing Member with respect to such acts or omissions) shall be paid from Company assets to the extent available (but the Investor Member shall not have any personal liability to the Managing Member under any circumstances on account of any such loss or damage incurred by the Managing Member or on account of the payment thereof).

8.08.            Company Taxable as Partnership.

(a)         The Managing Member shall take such steps and comply with such other requirements as may from time to time be necessary to assure that all provisions of the Code (as now or hereafter interpreted by the Internal Revenue Service or the courts) are met that are necessary to assure that the Company is classified as a partnership for federal income tax purposes.

(b)         Upon request, the Managing Member shall deliver to the Investor Member financial statements or other evidence reasonably satisfactory to the Investor Member of compliance with the requirements with Section 8.08(a).  If the Managing Member is unable to comply with the requirements of Section 8.08(a) then, at the request of the Investor Member, and subject to Section 6.01, an additional or substitute Managing Member shall be admitted who shall cause the Managing Member to be in compliance with Section 8.07(a).

8.09.            Excess Development Costs, Operating Deficits.

      (a)      The Managing Member hereby is obligated to fund Excess Development Costs.  Any amounts paid by the Managing Member pursuant to this Section 8.09(a) shall be added to the Capital Contribution of the Managing Member.

   (b)       Any Operating Deficits occurring prior to the Completion Date shall be considered a Development Cost and shall be governed by Section 8.09(a).  Thereafter, in the event that an Operating Deficit exists, the Managing Member shall provide such funds to the Company as shall be necessary to pay such Operating Deficit(s) in the form of a contribution, which shall be added to the Capital Contribution of the Managing Member (“Additional Contributions”) or, at the option of the Managing Member and if permitted by law, in the form of a loan to the Company (the “Operating Deficit Loan(s)”).  The Managing Member shall make Additional Contributions or Operating Deficit Loans in such amounts and at such intervals so as to allow the Company to cover accrued accounts payable on a 60-day current basis. Any Operating Deficit Loan shall be treated as if it were a Subordinated Loan in accordance with the provisions of Section 5.06(b); provided, however, that an Operating Deficit Loan shall bear no interest, and shall be repaid only if the Managing Member is not in default with respect to its obligations under this Agreement.

8.10.            Development Fee.  The Company has entered into the Development Agreement of even date herewith with the Developer for its services in connection with the oversight of the Project.  In consideration for such services, a Development Fee in a total amount equal to [*] shall be payable by the Company, in accordance with the terms of the Development Agreement and Article XI of this Agreement.

[Reserved]

8.11.

[Reserved]

8.12.

[Reserved]

8.13.            Removal of the Managing Member; Conversion of the Managing Member Interest.

  (a)        The Investor Member shall have the right to remove the Managing Member as Managing Member, and upon any such removal the Interest of the Managing Member shall convert to and become that of the Non-Managing Member without requiring further Consent from the Investor Member:

     (i)       for any material misconduct, gross negligence, malfeasance, fraud, act materially outside the scope of its authority, breach of its fiduciary duty, or any failure to exercise reasonable care with respect to any matter in the discharge of its duties and obligations as Managing Member (provided the same has, or reasonably may have, a material, adverse impact on the Company, the Investor Member or the Project); or

      (ii)      upon the occurrence of any of the following:

  (A)          the Managing Member shall have violated any provisions of any of the Operating Documents, or any provisions of any state or federal regulations, or other requirements applicable to the Project any of which has a material, adverse impact on the Company, the Investor Member, or the Project;

  (B)          the Managing Member shall have violated any provision of this Agreement or any provision of applicable law, provided the same has a material, adverse impact on the Company, the Investor Member;

  (C)          the Managing Member shall have caused the any Loan to go into default;

  (D)          the Managing Member shall have conducted its own affairs or the affairs of the Company in such manner as would:

   (1)           cause the Company to fail to qualify as a limited liability company under the Act;

   (2)           cause the termination of the Company for federal income tax purposes; or

   (3)           cause the Company to be treated for federal income tax purposes as an association, taxable as a corporation; or

  (E)          an event of Bankruptcy shall have occurred with respect to the Company; or there shall have occurred the liquidation or dissolution of the Managing Member.

  (b)      the Investor Member shall give Notice to all Members of its determination that the Managing Member shall be removed as Managing Member.  The Managing Member shall have forty-five (45) days after receipt of such Notice to cure any default or other reason for such removal as Managing Member (if susceptible to cure); provided, however, that if upon the expiration of said forty-five (45) day period, the Managing Member shall not have cured such default and, if in the reasonable judgment of the Investor Member, (x) the Managing Member has made reasonable progress towards cure, and (y) the default was not capable of being cured within said forty-five (45) day period, then unless and to the extent the nature of the default is such that there is a likelihood of material loss, liability or prejudice to the Investor Member from any such delay in removal, the Managing Member shall have forty-five (45) additional days in which to cure any such default, in which event it shall remain as Managing Member.  If the default or other cause for removal shall not be susceptible to cure or shall not have been cured within any applicable cure period, the then Managing Member shall cease to be the Managing Member and the powers and authorities conferred on it as Managing Member under this Agreement shall cease and the Interest of such Managing Member shall be converted to that of Non-Managing Member.  The powers exercisable by the Managing Member under this Agreement, but not the rights arising from conversion of the Managing Member’s interest percentages as set forth with respect to the Managing Member’s Residual Percentage Interest after the Flip Date and the Call Option rights of the Managing Member, may be transferred to a Person designated by the Investor Member.  Upon the Company engaging a Person to carryout the duties of and powers exercisable by the Managing Member, such Person shall become the manager of the Company (the “Manager”).  Such Managing Member may be admitted, but need not be admitted, as a Member of the Company.

  (c)          (i)        In the event that the Managing Member is removed as Managing Member as aforesaid prior to Placement In Service, it shall be and shall remain liable for all obligations and liabilities incurred by it as Managing Member of the Company before such removal as Managing Member became effective, including but not limited to the obligations and liabilities of the Managing Member with respect to its obligations set forth in Section 8.09 of this Agreement with regard to Excess Development Costs; provided, however, that if amounts otherwise payable to the Managing Member as fees are applied to meet the Managing Member’s obligations stated in Section 5.03 of this Agreement, such application shall serve to reduce any such liabilities of the Managing Member or any successor, except for any liability incurred as the result of its gross negligence, material misconduct, fraud or breach of fiduciary duty as Managing Member of the Company.

If the Managing Member is removed as Managing Member prior to Placement In Service as aforesaid, it shall not be entitled to payment of any further installments of any fees which otherwise would have been due and payable under various Sections of this Article VIII.

     (ii)      In the event that the Managing Member is removed as Managing Member as aforesaid after the Completion Date, it shall be and shall remain liable for all obligations and liabilities incurred by it as Managing Member of the Company before such removal as Managing Member became effective, including but not limited to the Managing Member’s obligations and liabilities under Section 8.08(b) of this Agreement; provided however, that if amounts otherwise payable to the Managing Member as fees are applied by the Company at the request of the Investor Member to pay Operating Deficits, such application shall serve to reduce any such liabilities after Placement In Service, except for any liability incurred as the result of its gross negligence, material misconduct, fraud or breach of fiduciary duty as Managing Member of the Company.

  (d)      the Investor Member hereby is granted an irrevocable power of attorney, coupled with an interest, to execute any and all documents on behalf of the Members and the Company as shall be legally necessary and sufficient to affect all of the foregoing provisions of this Section 8.13.  The election by the Investor Member to remove the Managing Member as Managing Member under this Section shall not limit or restrict the availability and use of any other remedy which the Investor Member or any other Member might have with respect to the Managing Member in connection with their undertakings and responsibilities under this Agreement.

8.14.

[Reserved]

8.15.

[Reserved]

8.16.

[Reserved]

8.17.            Loans to the Company.

The Company is authorized to receive Operating Deficit Loans and Subordinated Loans on the terms set forth in this Agreement.  In addition, if (i) additional funds are required by the Company for any purpose relating to the business of the Company or for any of its obligations, expenses, costs or expenditures, and (ii) the Company has not received an Additional Contribution, Operating Deficit Loan, or Subordinated Loan to pay such amounts, then the Company may borrow such funds as are needed from a Person or organization, in accordance with the terms of this Section 8.17, for such period of time and on such terms as the Managing Member and the Investor Member may agree; provided, however, that no such additional loans shall be secured by any security interest in or encumbrance on the Project without the Consent of the Investor Member except that such Consent shall not be required in the case of the hypothecation of personal property purchased by the Company and not included in the security agreements executed by the Company as of effective date of this Agreement.  Nothing in this Section 8.17 shall modify or affect the obligation of the Managing Member under Section 8.09 to make Additional Contribution or Operating Deficit Loans and to perform its obligations when and as required by this Agreement.

8.18.            Operating Budget and Capital Budget.

Upon request of the Investor Member, the annual operating budget and the capital budget for the Project (the “Budget”) shall be prepared by the Managing Member and submitted to the Investor Member for its review at least thirty (30) days prior to the proposed effective date of such Budget; any such proposed Budget shall be subject to the Consent of the Investor Member before they become effective.  Such Budget shall specifically provide for all budget expenses in all major categories, including, but not limited to, administration, operation, repairs and maintenance, utilities, capital improvements, taxes, insurance, interest and all budgeted expenses.  In the event that the Investor Member has requested to review the proposed Budget, the review and approval of the Budget by the Investor Member, or its objections to the Budget, shall be made and delivered to the Managing Member within twenty (20) days of the Investor Member’s receipt of the proposed Budget.  After commencement of the fiscal year covered by such Budget, the Managing Member shall notify the Investor Member in writing of any proposed modification in the allocation of funds among the specific categories in the Budget approved by the Investor Member by more than (i) the greater of 10% or $2,500 in any category, or (ii) more than 5% of the overall Budget.

8.19.            Reserves.

The Managing Member shall cause the Company to establish and maintain all reserves required to be maintained hereunder or pursuant to the Budget or the Operating Documents.

ARTICLE IX.
TRANSFERS OF, AND RESTRICTIONS ON TRANSFERS
OF INTERESTS OF INVESTOR MEMBER

9.01.            Investment and Tax Representation.

                      Investor Member hereby represents and warrants to the Managing Member, to the Company and to any other Investor Member that the acquisition of its Interest is made as principal for its account for investment purposes only and not with a view to the resale or distribution of such Interest.

9.02.            No Restrictions on Transfer of Investor Member’s Interest.

  (a)       Subject to Section 4.01(b)(iv), the offer, sale, transfer, assignment, hypothecation or pledge of the Interest of the Investor Member and/or a security interest in the Interest of the Investor Member shall be permitted at the sole discretion of the Investor Member and shall not require the Managing Member’s Consent.  In the event of an offer, sale, transfer, assignment, hypothecation or pledge pursuant to this Section 9.02(a) the Investor Member shall provide the Managing Member with Notice no later than ten (10) business days following such offer, sale, transfer, assignment, hypothecation or pledge.

  (b)       The Investor Member whose Interest is being transferred shall pay such reasonable expenses as may be incurred by the Company in connection with such transfer.

Subject to Section 4.01(b)(iv), nothing in this Section 9.02 shall limit the authority of any member of the Investor Member to offer, sell, transfer or assign any interests within such member of the Investor Member in such member’s sole discretion, including, but not limited to, an Affiliate of such Investor Member.  As used in this Section, (i) the term “Affiliate” means any Person directly or indirectly Controlled by, or under direct or indirect common Control with U.S. Bancorp Community Development Corporation (“USBCDC”), (ii) the term “Person” means an individual or entity, including, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, cooperative, or association and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires, and (iii) the term “Control” or “Controlled” means either ten percent (10%) or more common ownership with USBCDC or, with respect to an entity which is a limited liability company, such entity has USBCDC as a managing member or manager, or with respect to a general or limited partnership, a subsidiary of a U.S. Bancorp, as its general partner.

9.03.            Admission of Substitute Investor Member.

  (a)      Subject to the other provisions of this Article IX, an assignee of the Interest of an Investor Member (which shall be understood to include any purchaser, transferee, donee, or other recipient of any disposition of such Interest) shall be deemed admitted as a Substitute Investor Member of the Company only upon the satisfactory completion of the following:

     (i)        the assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart thereof or an appropriate amendment hereto, and such other documents or instruments as the Managing Member may require in order to effect the admission of such Person as an Investor Member;

     (ii)      an amended Agreement and/or Articles evidencing the admission, if necessary, of such Person as an Investor Member shall have been filed for recording, if necessary, pursuant to the requirements to the Act;

      (iii)     the assignee shall have represented and agreed in writing as required by Section 9.01;

      (iv)    if the assignee is a corporation, the assignee shall have provided the Managing Member with evidence satisfactory to Counsel of its authority to become an Investor Member under the terms and provisions of this Agreement; and

      (v)      the assignee or the assignor shall have reimbursed the Company for all reasonable expenses, including all reasonable legal fees and recording charges, incurred by the Company in connection with such assignment.

(b)          For the purpose of allocation of Profits or Losses and Tax Credits, and for the purpose of distributing Net Cash Flow of the Company, a Substitute Investor Member shall be treated as having become, and as appearing in, the records of the Company as a Member upon its signing of an amendment to this Agreement, agreeing to be bound hereby.

(c)          The Managing Member shall cooperate with the Person seeking to become a Substitute Investor Member by preparing the documentation required by this Section and making any official filings and publications.  The Company shall take all such action, including the filing of any amended Agreement and/or Articles evidencing the admission of any Person as an Investor Member, if required, and the making of any other official filings and publications, if required, as promptly as practicable after the satisfaction by the assignee of the Interest of an Investor Member of the conditions contained in this Article IX to the admission of such Person as an Investor Member of the Company.  Any cost or expense incurred in connection with such admission shall be borne by the Substitute Investor Member.

9.04.            Rights of Assignee of Company Interest.

  (a)       Except as provided in this Article and as required by operation of law, the Company shall not be obligated for any purpose whatsoever to recognize the assignment by any Investor Member of its Interest until the Company has received actual Notice thereof.

  (b)      Any Person who is the assignee of all or any portion of an Investor Member’s Interest, but does not become a Substitute Investor Member and desires to make a further assignment of such Interest, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Investor Member desiring to make an assignment of its Interest.

9.05.            Put Option

  (a)       General.  The Investor Member is hereby granted a right to sell its Company Interest to the Managing Member (or the Managing Member’s assignee, including the Company) for cash at the purchase price specified in Section 9.05(d) (the “Put Price”), at the option of the Investor Member at any time after the date upon which the Pre-Flip Target IRR is projected to occur as reflected in the Projections (the “Put Period”), upon delivery to the Managing Member of a written Notice of purchase (a “Purchase Notice”), stating that all of such Investor Member Interest shall be purchased pursuant to the terms and conditions specified in this Section 9.05.

  (b)       Cash Payment.  Any purchase required of the Managing Member pursuant to the provisions of this Section 9.05 shall be consummated by the delivery of the cash representing the Put Price to be received by the Investor Member within fifteen (15) days following receipt of the Purchase Notice.

  (c)       Effective Date of Purchase.  The effective date of the purchase shall be deemed to be the date of the payment to the Investor Member described in Section 9.05(b) above.  Upon receipt by the Investor Member of such payment in full, Profits, Losses and Credits shall thereafter accrue to the then-Members of the Company and not the Investor Member.

  (d)      Determination of Put Price.  The Put Price shall be in an amount equal to the greater of (i) fair market value of the Investor Member’s Interest, or (ii) $157,974 or (iii) the amount necessary for the Investor Member to achieve the Target IRR.  The fair market value of the Investor Member’s Interest shall be determined by the Managing Member.  If the Put Option is being exercised prior to the Flip Date,  the fair market value of the Investor Member’s Interest shall be determined assuming that the Flip Date has occurred.  If the Investor Member disagrees with the determination by the Managing Member, the fair market value of the Investor Member’s Interest shall be determined by one or more independent appraisers, to be selected as follows.  As soon as practicable and in any event within fifteen (15) days following the delivery by the Investor Member of the Purchase Notice to the Managing Member, the Managing Member and the Investor Member shall select an independent appraiser.  In the event the parties are unable to agree upon an independent appraiser within such fifteen (15) day period, the Managing Member and the Investor Member each, at their own expense, shall select an independent appraiser.  If the difference between the two appraisals is within ten percent (10%) of the lower of the two appraisals, the fair market value shall be the average of the two (2) appraisals.  If the difference between the two (2) appraisals is greater than ten percent (10%) of the lower of the two (2) appraisals, then the two appraisers shall jointly select a third appraiser whose determination of fair market value shall be deemed to be binding on all parties.  The cost of the third appraiser shall be borne equally by the Investor Member and the Managing Member.  The Investor Member shall pay any transfer taxes or other closing costs attributable to the exercise of the Put Option, except that each of the parties shall be responsible for their own legal and accounting expenses.

9.06.            Call Option.

  (a)       General.  The Investor Member’s Company Interest shall be purchased by the Managing Member for cash at the purchase price specified in Section 9.06 (d) (the “Call Price”), at the option of the Managing Member at any time following the end of the Compliance Period, but prior to the dissolution of the Company, upon delivery by the Managing Member to the Investor Member of a Purchase Notice, stating that all of such Investor Member Interest shall be purchased pursuant to the terms and conditions specified in this Section 9.06.

  (b)      Cash Payment.  Any purchase by the Managing Member pursuant to the provisions of Section 9.06(a) shall be consummated by the delivery of the cash to be received by the Investor Member within fifteen (15) days following receipt of the Purchase Notice and determination of the Call Price in accordance with Section 9.06(d).

  (c)      Effective Date of Purchase.  The effective date of the purchase shall be deemed to be the date of the payment to the Investor Member described in Section 9.06(b) above.  Upon receipt by the Investor Member of such payment in full, Profits, Losses and Credits shall thereafter no longer accrue to the Investor Member.

  (d)      Determination of Call Price.  The Call Price shall be in an amount equal to the greater of (i) the fair market value of the Investor Member’s Interest, or (ii) the amount necessary for the Investor Member to achieve the Target IRR.  The fair market value of the Investor Member’s Interest shall be determined by the Managing Member.  If the Call Option is being exercised prior to the Flip Date,  the fair market value of the Investor Member’s Interest shall be determined assuming that the Flip Date has occurred.  If the Investor Member disagrees with the determination by the Managing Member, the fair market value of the Investor Member’s Interest shall be determined by one or more independent appraisers, to be selected as follows:  As soon as practicable and in any event within fifteen (15) days following the delivery by the Managing Member of the Purchase Notice to the Investor Member, the Managing Member and the Investor Member shall select an independent appraiser.  In the event the parties are unable to agree upon an independent appraiser within such fifteen (15) day period, the Managing Member and the Investor Member each shall select an independent appraiser.  If the difference between the two appraisals is within ten percent (10%) of the lower of the two appraisals, the fair market value shall be the average of the two (2) appraisals.  If the difference between the two (2) appraisals is greater than ten percent (10%) of the lower of the two (2) appraisals, then the two appraisers shall jointly select a third appraiser whose determination of fair market value shall be deemed to be binding on all parties.  The Managing Member shall pay the cost of any appraiser(s) selected pursuant to this Section 9.06(d), as well as any transfer taxes or other closing costs attributable to the exercise of the Call Option.

ARTICLE X.
RIGHTS AND OBLIGATIONS OF INVESTOR MEMBER

10.01.          Management of the Company.

An Investor Member shall not take part in the management or control of the business of the Company nor transact any business in the name of the Company.  Except as otherwise expressly provided in this Agreement, no Investor Member shall have the power or authority to bind the Company or to sign any agreement or document in the name of the Company.  No Investor Member shall have any power or authority with respect to the Company except insofar as the consent of any Investor Member shall be expressly required and except as otherwise expressly provided in this Agreement.

10.02.          Limitation on Liability of Investor Member.

The liability of each Investor Member shall be limited to its Capital Contribution as and when payable under the provisions of this Agreement.  No Investor Member shall have any other liability to contribute money to, or in respect of the liabilities or obligations of, the Company except as provided in the Act, nor shall any Investor Member be personally liable for any obligations of the Company, including, but not limited to, any obligations, financial or otherwise, of the Company under the Project Documents.  No Investor Member shall be obligated to make loans to the Company.

ARTICLE XI.
PROFITS, LOSSES AND DISTRIBUTIONS

11.01.          Allocation of Profits, Losses, Credits and Cash Distributions.

  (a)       Prior to the Flip Date, after application of Section 11.10, all Operating Profits and Operating Losses, except those gains and losses referred to in Section 11.03, and all Tax Credits shall be allocated among the Members in accordance with their Percentage Interests, provided, however, at such time as the Investor Member’s Capital Account has been reduced to an amount equal to four times the annual Tax Credit basis reduction (after taking into account all Cash Flow distributions and Tax Credit basis reductions for such year)  all Operating Losses incurred thereafter until the Flip Date shall be allocated to the Managing Member.

  (b)       On and following the Flip Date, after application of Section 11.10, all Operating Profits and Operating Losses, except those gains and losses referred to in Section 11.03, and all Tax Credits shall be allocated among the Members in accordance with Residual Percentage Interests.

  (c)       In any year in which a Member sells, assigns or transfers all or any portion of an Interest to any Person who during such year is admitted as a substitute Member, the share of all Profits or Losses allocated to, and of all Net Cash Flow and of all cash proceeds distributable under Section 11.04 distributed to, all Members which is attributable to the Interest sold, assigned or transferred shall be allocated and distributed to the assignee from and after the first day of the calendar month following the month in which the assignee executes this Agreement; provided, however, that the assignor and the assignee may, by agreement, make special provisions for the allocation of items of Profits or Losses, deduction or credit as may from time to time be permitted under the Code, and for the distributions of Net Cash Flow and the proceeds of Capital Transactions, but such allocation shall be binding as to the Company only after it shall have received Notice thereof from the assignor and assignee.

  (d)      The Company shall, subject to any required approval by the Lender, distribute Net Cash Flow quarterly in the manner provided in this Agreement after the reports specified in Section 13.04(b) have been received and reviewed by the Investor Member.  In particular, the Company shall distribute Net Cash Flow, following the funding of reserves, if any, pursuant to Section 8.19:

     (i)       Prior to the Flip Date to the Members as follows:   (A) 75% to the Investor Member first to the repayment of any Subordinated Loans made by the Investor Member and then as a distribution, and (B) 25% to the Managing Member first to repay any amounts owed under the Development Agreement, then to repay any Operating Deficit Loans and/or Subordinated Loans made by the Managing Member and then as a distribution,  provided, however,  the Investor Member’s share of Net Cash Flow shall, to the extent necessary, increase (and the Managing Member’s share shall correspondingly decrease) in an amount necessary for the Investor Member to receive cash flow in the amount set forth in the Projections for such year; and

      (ii)     On and following the Flip Date, to the Members as follows:  5% to the Investor Member and 95% to the Managing Member.

  (e)       In the event that there is a determination that there is any original issue discount, imputed interest or stated interest attributable to the Capital Contribution of any Member, or any loan between a Member and the Company, any income or deduction of the Company attributable to such imputed interest, stated interest or original issue discount on such Capital Contribution or loan (whether stated or unstated) shall be allocated solely to such Member.

  (f)        If any Member’s Interest in the Company is reduced but not eliminated because of the admission of new Members or otherwise, or if any Member is treated as receiving any items of property described in Section 751(a) of the Code, the Member’s Interest in such items of Section 751(a) property that was property of the Company while such Person was a Member shall not be reduced, but shall be retained by the Member so long as the Member has an Interest in the Company and so long as the Company has an Interest in such property.

  (g)       In accordance with Section 704(c) of the Code (relating to allocations with respect to appreciated contributed property) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated, solely for tax purposes, among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value.  Any elections or other decisions relating to such allocations shall be made by the Managing Member in any manner that reasonably reflects the purpose and intention of this Agreement.

  (h)       In the event that the Managing Member makes any Operating Deficit Loans pursuant to Section 8.09(b), any deductions or losses of the Company attributable to the use of those funds shall be specially allocated to the Managing Member.

  (i)        Notwithstanding anything herein to the contrary,  if the Investor Member receives Net Cash Flow in any year less than the amount projected for such year as set forth in the Projections (any such shortfall being referred to as the “Annual Cash Deficiency”),  then the Managing Member shall use best efforts to cause the Company to sell RECs (then held by the Company) to a third party for an amount sufficient to distribute to the Investor Member proceeds equal to such Annual Cash Deficiency.  Upon receipt of any such sale proceeds,  the Company shall make a distribution to the Investor Member up to an amount equal to the Annual Cash Deficiency.  Any proceeds received by the Company in excess of the Annual Cash Deficiency shall be distributed to the Managing Member.

11.02.          Determination of Profits or Losses.

Profits or Losses for all purposes of this Agreement shall be determined in accordance with the accrual method of accounting for federal income tax purposes.

11.03.          Allocation of Profits or Losses from a Capital Transaction.

After application of Section 11.10, Profits or Losses from a Capital Transaction recognized by the Company shall be allocated in the following manner:

  (a)      All Profits shall be allocated (i) first, to the Members with negative Capital Account balances, in proportion to such balances, that portion of gains (including any Profits treated as ordinary income for federal income tax purposes) which is equal in amount to such Members’ negative Capital Accounts in the Company; (ii) second, Profits in excess of the amount allocated under (i) shall be allocated to the Members in the amount and to the extent necessary to increase their Capital Accounts so that the proceeds of such Transaction, if then distributed under Section 11.04, would be distributed in proportion to the Members’ Percentage Interest or Residual Percentage Interests, as applicable.

  (b)       Losses shall be allocated (i) first, to the extent of and in such proportions to the Members’ positive Capital Accounts; and (ii) second, the amount of any Losses that remain after the allocations in subparagraph (b)(i) to the Members in accordance with the manner in which they bear the economic risk of loss associated with such Losses.  In the event that no Member bears an economic risk of loss, then all Members shall be allocated Losses in excess of the amounts allocated under (i) and (ii) in accordance with their Percentage Interest or Residual Percentage Interests, as applicable, unless otherwise prohibited by this Agreement.

  (c)       If any portion of the gains from a Capital Transaction are treated as ordinary income for federal income tax purposes under Sections 1245 and 1250 of the Code (“Ordinary Income Amount”) such amount of ordinary income shall be allocated on a dollar for dollar basis to those Members to whom the items of Company deduction or loss giving rise to the Ordinary Income Amount had been previously allocated.

11.04.          Distribution of Proceeds from a Capital Transaction.

Except as may be required under Section 12.02(b), the net proceeds resulting from any Capital Transaction, as the case may be, shall be distributed and applied in the following order of priority:

  (a)      to the payment of all matured debts and liabilities of the Company (including amounts due pursuant to any Loan and all expenses of the Company incident to any sale or refinancing), excluding any amounts owed under the Development Agreement and any other debts and liabilities of the Company to Members or any Affiliates;

  (b)      to the setting up of any reserves which the Liquidator (or the Managing Member if the distribution is not pursuant to the liquidation of the Company) deems reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Company;

   (c)      to the Investor Member,  in an amount necessary for the Investor Member to achieve its Target IRR;

  (d)      to the repayment of any unrepaid debts and liabilities (including unpaid fees) owed to the Members or any Affiliates by the Company for Company obligations, including any loans made pursuant to Section 5.06, any amounts owed under the Development Agreement and any Operating Deficit Loans;

  (e)       to the Members in accordance with their Percentage Interests or Residual Percentage, as applicable.

11.05.          Capital Accounts.

A separate Capital Account shall be maintained and adjusted for each Member.  There shall be credited to each Member’s Capital Account the amount of its Capital Contribution, the fair market value of any property contributed to the Company (net of any liabilities secured by such property) and such Member’s distributive share of the Profits for tax purposes of the Company; and there shall be charged against each Member’s Capital Account the amount of all Net Cash Flow distributed to such Member, the fair market value of any property distributed to such Member (net of any liabilities secured by such property), the net proceeds resulting from the liquidation of the Company’s assets or from any Capital Transaction distributed to such Member, and such Member’s distributive share of the Losses for tax purposes of the Company.  Each Member’s Capital Account shall be maintained and adjusted in accordance with the Code and the Treasury Regulations thereunder.  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Reg. §1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulations.  It is the intention of the Members that the Capital Accounts maintained under this Agreement be determined and maintained throughout the full term of this Agreement in accordance with the accounting rules of Treasury Reg. §1.704-1(b)(2)(iv).

11.06.          Authority of Managing Member to Vary Allocations to Preserve and Protect Members’ Intent.

It is the intent of the Members that each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Article XI to the fullest extent permitted by Section 704(b) of the Code.  Subject to the Consent of the Investor Member, the Managing Member hereby is authorized and directed to allocate income, gain, loss, deduction, or credit (or item thereof) arising in any year differently than otherwise provided for in this Article XI to the extent that allocating income, gain, loss, deduction or credit (or item thereof) in the manner provided for in Article XI would, in the opinion of the tax advisor to the Company (tax counsel or the Accountants) cause the determinations and allocations of each Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) not to be permitted by Section 704(b) of the Code and Treasury Regulations promulgated thereunder.  Any allocation made pursuant to this Section 11.06 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article XI and no amendment of this Agreement or approval of any Member shall be required.

11.07.          Designation of Tax Matters Partner.

The Managing Member hereby is designated as Tax Matters Partner of the Company, and shall engage in such undertakings as are required of the Tax Matters Partner of the Company, as provided in Treasury Regulations pursuant to Section 6231 of the Code.  Each Member, by the execution of this Agreement, Consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such Consent.  In the event of a withdrawal or removal of the Managing Member pursuant to Article VI or Section 8.13 hereof, the Company shall designate a successor Tax Matters Partner and file a timely notice of such designation with the Internal Revenue Service.

Notwithstanding any other provision of this Agreement, the Investor Member hereby is granted authority at any time to be admitted as a Managing Member by converting all or portion of its Investor Member Interest to a Managing Member Interest for the purpose of acting as the Tax Matters Partner with all the authority and powers given to the Managing Member as Tax Matters Partner of the Company under the Code and under this Agreement.  Unless otherwise specifically provided or agreed, the new Tax Matters Partner Managing Member in these circumstances will not be responsible for or have the right to conduct any operational or managerial functions of the Company besides those required to discharge its responsibilities as Tax Matters Partner.  The Investor Member may exercise its right to assume the Tax Matters Partner responsibilities for the Company, as provided herewith, upon ten (10) days Notice to the then existing Tax Matters Partner and may continue as Tax Matters Partner indefinitely.  In the event that the Investor Member exercises its right to become a Managing Member and to assume duties of the Tax Matters Partner, the pre-existing Tax Matters Partner will resign in accordance with Treasury Reg. § 301.6231(a)(7)-1(i) and will redesignate the new Managing Member as Tax Matters Partner in accordance with Treasury Reg. § 301.6231(a)(7)-1(e).  Each Member, by its execution of this Agreement, Consents to such admission and designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such Consent.  The Investor Member shall, upon such admission, replace the Managing Member as Tax Matters Partner and shall have thereafter all the authority and powers given to the Managing Member as Tax Matters Partner of the Company under the Code and under this Agreement.

11.08.          Authority of Tax Matters Partner.

  (a)       The Tax Matters Partner shall have and perform all of the duties required under the Code, including the following duties:

      (i)       furnish the name, address, Profits interest, and taxpayer identification number of each Member to the IRS; and

     (ii)      within five (5) calendar days after the receipt of any correspondence or communication relating to the Company or a Member from the IRS, the Tax Matters Partner shall forward to each Member a photocopy of all such correspondence or communication(s).  The Tax Matters Partner shall, within five (5) calendar days thereafter, advise each Member in writing of the substance and form of any conversation or communication held with any representative of the IRS.

  (b)      The Tax Matters Partner shall, upon request by the Investor Member, permit the Investor Member to include its attorney in the power of attorney (Form 2848) for the Company for any taxable years under a tax audit or in a tax administrative appeals process.

  (c)       The Tax Matters Partner shall not without the Consent of the Investor Member :

     (i)       extend the statute of limitations for assessing or computing any tax liability against the Company (or the amount of character of any Company tax items);

     (ii)      settle any audit with the IRS concerning the adjustment or readjustment of any limited liability company items) (within the meaning of Section 6231(a)(3) of the Code);

     (iii)      file a request for an administrative adjustment with the IRS at any time or file a petition for judicial review with respect to any such request;

     (iv)     initiate or settle any judicial review or action concerning the amount or character of any limited liability company tax item(s) (within the meaning of Section 6231(a)(3) of the Code);

     (v)      intervene in any action brought by any other Member for judicial review of a final adjustment; or

     (vi)     take any other action not expressly permitted by this Article XI on behalf of the Company or any Member in connection with any administrative or judicial tax proceeding.

  (d)      In the event of any Company-level proceeding instituted by the IRS pursuant to Sections 6221 through 6233 of the Code, the Tax Matters Partner shall consult with the Investor Member regarding the nature and content of all actions to be taken and defenses to be raised by the Company in response to such proceeding.  The Tax Matters Partner also shall consult with the Investor Member regarding the nature and content of any proceeding pursuant to Sections 6221 through 6233 of the Code instituted by or on behalf of the Company (including the decision to institute proceedings, whether administrative or judicial, and whether in response to a previous IRS proceeding against the Company or otherwise).

11.09.          Expenses of Tax Matters Partner.

The Company shall indemnify and reimburse the Tax Matters Partner and the Investor Member for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liabilities of the Members.  The payment of all such expenses shall be made before any distributions are made from Net Cash Flow or any discretionary reserves are set aside by the Managing Member. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the Managing Member and indemnification set forth in Section 8.07 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

11.10.          Special Allocations.

  (a)      Notwithstanding any other provision of this Agreement, if there is a net decrease in the Company’s minimum gain attributable to nonrecourse liabilities during any taxable year, each Member shall be specifically allocated a pro rata portion of each of the Company’s items of income and gain for such year (and, if necessary for subsequent years) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in such minimum gain during such taxable year as determined in accordance with the provisions of Treasury Reg. §§ 1.704-2(f), 1.704-2(g)(2).

  (b)      Notwithstanding any other provision of this Agreement, if there is a net decrease in the amount of the Company’s minimum gain during any taxable year with respect to a Member nonrecourse debt, the Member bearing the economic risk of loss with respect to such Member nonrecourse debt shall be specially allocated a pro rata portion of each of the Company’s items of income and gain for such taxable year (and, if necessary, for subsequent years) in proportion to, and to the extent of the amount of such Member’s share of the net decrease in such minimum gain during such taxable year as determined in accordance with the provisions of Treasury Reg. §§1.704-2(i)(4), 1.704-2(j)(2))(ii).

  (c)       If in any taxable year there is a net increase in the amount of Company minimum gain attributable to a Member nonrecourse debt, the Member bearing the economic risk of loss attributable to such Member nonrecourse debt shall be specially allocated items of Company deduction and loss in proportion to and to the extent of the excess of:

      (i)       the amount of such net increase, over

      (ii)      the aggregate amount of any distributions during such taxable year to such Member of the proceeds of such Member nonrecourse debt that are allocable to such increase in Company minimum gain.  Items to be so allocated shall be determined in accordance with Treasury Reg. §1.704-2(j)(l).

The allocations provided for in this Section 11.10(c) are intended to comply with the allocations required by Treasury Reg. §1.704-2(i) and shall be applied consistently therewith.  The Company’s minimum gain shall be determined in accordance with Treasury Reg. § 1.704-2(d).

  (d)      In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Reg. §§1.704-1(b)(2)(ii)(d)(4), (5) or (6) which cause or increase an Adjusted Capital Account Deficit (as defined below) of such Member, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate (to the extent required by the Treasury Regulations under Code Section 704(b)) such Member’s Adjusted Capital Account Deficit as quickly as possible.

For purposes of this Section 11.10, the term “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

     (i)       Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is otherwise treated as being obligated to restore under Treasury Reg. §1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Reg. §§1.704-2(g)(1) and 1.704-2(i)(5); and

     (ii)      Debit to such Capital Account the items described in Treasury Reg. §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Reg. §1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

  (e)      Notwithstanding any other provision of this Section 11.10, in no event shall Losses of the Company be allocated to any Investor Member if such allocation would result in such Member having an Adjusted Capital Account Deficit at the end of any taxable year.  All Losses in excess of the limitation set forth in this Section 11.10(e) shall be allocated to each other Member that does not have an Adjusted Capital Account Deficit.

  (f)       In the event that income, loss or items thereof are allocated to one or more Members pursuant to Sections 11.10(a), (b), (c), (d) or (e), subsequent income, loss or items thereof shall be allocated (subject to the provisions of Section 11.10(a), (b), (c), (d) or (e)) to the Members so that, to the extent possible in the judgment of the Managing Member and permitted by Treasury Regulations, the net amount of allocations shall be equal to the amount that would have been allocated had Section 11.10 not been applied.

  (g)      Notwithstanding any other provision of this Agreement to the contrary, commencing in the year following the year in which the Investor Member’s Capital Account has been reduced to an amount equal to four times the annual Tax Credit basis reduction and continuing until the Flip Date, the Investor Member shall be allocated gross income in an amount equal to the amount of Cash flow distributed or to be distributed to the Investor Member pursuant to Section 11.01(d) of this Agreement.

ARTICLE XII.
SALE, DISSOLUTION AND LIQUIDATION

12.01.          Dissolution of the Company.

The Company shall be dissolved upon the earlier of the expiration of the term of the Company, or upon:

  (a)       the withdrawal, Bankruptcy or dissolution of a Managing Member who  is at that time the sole Managing Member, unless a majority in Interest of the other Members within ninety (90) days after receiving Notice of such withdrawal, Bankruptcy  or dissolution elects to designate a successor Managing Member(s) and continue the Company upon the admission of such successor Managing Member(s) to the Company;

  (b)       the sale or other disposition of all or substantially all of the assets of the Company; or

  (c)      any other event causing the dissolution of the Company under the laws of the Formation State.

12.02.          Winding Up and Distribution.

  (a)      Upon the dissolution of the Company pursuant to Section 12.01, (i) a Certificate of Cancellation shall be filed in such offices within the Formation State as may be required or appropriate, and (ii) the Company business shall be wound up and its assets liquidated as provided in this Section 12.02 and the net proceeds of such liquidation shall be distributed in accordance with Section 12.02(b).

  (b)      After the allocation of all Profits and Losses, including the allocation of gain or loss from Capital Transactions, the liquidator shall distribute net assets available for distribution to Members in accordance with the positive balances of their respective Capital Accounts.  It is the intent of the Members that, upon liquidation of the Company, any liquidation proceeds available for distribution to the Members shall be distributed in accordance with the Members’ respective Capital Account balances and the Members believe that distributions under Section 11.04 will effectuate such intent.

  (c)      The Liquidator shall file all certificates and notices of the dissolution of the Company required by law.  The Liquidator shall proceed without any unnecessary delay to sell and otherwise liquidate the Company’s property and assets; provided however, that if the Liquidator shall determine that an immediate sale of part or all of the Company property would cause undue loss to the Members, then in order to avoid such loss, the Liquidator may, except to the extent provided by the Act, defer the liquidation as may be necessary to satisfy the debts and liabilities of the Company to Persons other than the Members.  Upon the complete liquidation and distribution of the Company assets, the Members shall cease to be Members of the Company, and the Liquidator shall execute, acknowledge and cause to be filed all certificates and notices required by the law to terminate the Company.

  (d)      Upon the dissolution of the Company pursuant to Section 12.01, the accountants for the Company shall promptly prepare, and the Liquidator shall furnish to each Member, a statement setting forth the assets and liabilities of the Company upon its dissolution.  Promptly following the complete liquidation and distribution of the Company property and assets, the Company accountants shall prepare, and the Liquidator shall furnish to each Member, a statement showing the manner in which the Company assets were liquidated and distributed.

ARTICLE XIII.
BOOKS AND RECORDS, ACCOUNTING TAX ELECTIONS, ETC.

13.01.          Books and Records; Accounting Method.

The books and records of the Company shall be maintained on an accrual basis in accordance with generally-accepted accounting principles (“GAAP”).  These and all other records and financial statements of the Company, including information relating to the status of the Project and information with respect to the sale of goods or services to the Company, shall be kept at the principal office of the Company and shall be available for examination there by any Member or by any member of the Investor Member, or its duly authorized representative, at any and all reasonable times.  Any Member, or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of names and addresses of each Investor Member.

13.02.          Bank Accounts.

All funds of the Company not otherwise invested shall be deposited in one or more accounts maintained at US Bank, and withdrawals shall be made only in the regular course of Company business on such signature or signatures as the Managing Member may, from time to time, determine.

13.03.          Accountants.

The Accountants shall annually prepare for execution by the Managing Member all tax returns of the Company, and shall certify, in accordance with GAAP, a balance sheet, a profits and losses statement, and a cash flow statement.  The Accountants shall annually audit the books of the Company.  With respect to each fiscal year during the Company’s operations, at such time as the Accountants shall have prepared the proposed tax return for such year, the Accountants shall provide copies of such proposed tax return to the Investor Member’s accountants for their review and comment.  Any changes in such proposed tax return recommended by the Investor Member’s accountants shall be made by the Accountants prior to the completion of such tax return for execution by the Managing Member.  A full detailed statement shall be furnished to all Members, showing such assets, properties, and net worth and the profits and losses of the Company for the preceding fiscal year.  All Members shall have the right and power to examine and copy, at any and all reasonable times, the books, records and accounts of the Company.

13.04.          Reports to Members.

The Managing Member shall, at Company expense, cause to be prepared and delivered to the Investor Member:

  (a)       Within fifteen (15) business days of event specified:

      (i)      a report of any reduction or termination of any reserve by application of funds therein for purposes materially different from those for which such reserve was established;

      (ii)     a report of any notice of a material fact which may substantially affect distributions pursuant to this Agreement; and

      (iii)    a listing of insurance policy changes providing coverage for the projects, detailing the type, level of coverage, deductibles, insurance carrier and term.

  (b)      Within fifteen (15) business days after the end of each calendar quarter after Placement In Service:

     (i)       unaudited financial statements for the Company which may be prepared and certified by the Managing Member, including a balance sheet, statement of income or loss and statement of cash sources and applications;

     (ii)      reports of Company operations, including an unaudited comparison of actual expenditures during the applicable quarter with the projections for such quarter as set forth in the Budget approved pursuant to Section 8.17;

     (iii)     a report of any Excess Development Costs or Operating Deficits or anticipated Excess Development Costs or Operating Deficits of the Company and the manner in which such Excess Development Costs or Operating Deficits will be funded;

      (iv)    a report of any material default by the Company under any Operating Documents or in payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt;

      (v)     a report of fees, commissions, compensation, and other remuneration and reimbursed expenses paid by the Company;

      (vi)    a report of the activities and investments of the Company during the quarter;

      (vii)   a report of such other information as may be deemed by the Company to be material to the existence or operation of the Company or its business or of the Project;

     (viii)   a report of the activities and investments of the Company during the quarter including a description of all transactions;

      (ix)     an analytic report of the energy produced by the Project and compared to the projected production incorporated into the Projections.

  (c)       By March 1 of each year:

     (i)      all necessary tax reporting information regarding the Company required by the Investor Member for preparation of its respective federal, state, and local income or franchise tax or information returns, or those of its members, for the preceding fiscal year, including form K-1.

     (ii)      a copy of the Company’s federal, state and local tax or information returns for the prior fiscal year, and proof of payment of property taxes and insurance premiums for the preceding fiscal year;

     (iii)     a table reconciling taxable income to net book income, a statement showing all major categories of adjustments to the Members’ Capital Accounts in accordance with this Agreement for the fiscal year;

      (iv)    with the first tax return prepared following Substantial Completion, a table comparing the actual total depreciable basis with the depreciable basis indicated in the Projections;

     (v)     audited financial statements prepared by the Accountants, including: a balance sheet, a statement of operations, a statement of cash flows, a statement summarizing the calculation of Tax Credits and Depreciation; a statement of changes in Members’ capital accounts; and, if requested by the Investor Member, the Managing Member will provide copies of its most recently filed SEC Form 10Qs;

     (vi)    a statement summarizing the distributions, fees, commissions, compensation and other remuneration and reimbursed expenses paid for such year to any Member or any Affiliate thereof and the services performed or goods provided therefore;

     (vii)   summary report of the activities during the fiscal year with the report of the respective accountants thereon to the effect that such statements present fairly the financial position of the Company at the end of the fiscal year and the results of its operations for the year then ended, in conformity with generally accepted accounting principles applied on a consistent basis;

      (viii)  a report on the balances of all reserve accounts of the Company as of the end of the fiscal year; and

  (d)       Immediately:

     (i)       upon the occurrence of any natural disaster and/or incident and/or widespread property, damage having an adverse impact on the Project, a report of the extent of the damage to the Project, any expected delay in the Rehabilitation, and the effect such damage might have on the operations or marketing and lease-up activity of the Project;

     (ii)       the death, dissolution or Bankruptcy of the Managing Member;

     (iii)     from time to time, as may be reasonably requested by the Investor Member, information on the state of the business, financial condition, and affairs of the Company or the Project or any other information required to be delivered to the members of the Investor Member ;

     (iv)     upon learning of a condition or circumstance which is expected to reduce below the projected levels the amount of Tax Credits available to the Company, a detailed statement describing such matters; or

     (v)      upon learning of any violation of any health, safety, building code, or other statute or regulation by the Company, a detailed statement describing such matters along with any written notices thereof received by the Company from any federal, state, or local governmental entity.

  (e)       Within three (3) business days after receipt by the Company:

     (i)       copies of all reports, notices, filings or correspondence sent or received regarding the occurrence of any event which has or may have a material adverse effect on the Company or the Project (including, without limitation, any reports, notices, filings or correspondence with any governmental agency regarding the Tax Credits; default notices, notices of reductions or elimination of benefits under any federal, state, or local program previously enjoyed by the Company; notice of any IRS proceeding involving the Company; notice of any demand for payment or draw under any construction completion guaranty, performance bond, or letter of credit regarding the Company);

      (ii)     copies of all lawsuits or legal proceedings or alleged violations of law, and notices of all actions taken, or proposed to be taken, affecting the Company; and

     (iii)     copies of all lawsuits or legal proceedings or alleged violations of law, and notices of all actions taken, or proposed to be taken, against the Managing Member and either related to the Company or having any material adverse consequences to the Company.

  (f)       Within thirty (30) days after receipt by the Company, copies of any lender’s periodic reports.

  (g)       Contemporaneously with their submission to any party, copies of all reports and information submitted.

  (h)      Prior to September 1 of each year, an estimate of the Investor Member’s share of Tax Credits, Net Cash Flow, distributions and Profits or Losses of the Company for federal income tax purposes for the current fiscal year.  Such estimate shall be prepared by the Managing Member or the Accountants.

  (i)        In the event that the reports or information provided for in Sections 13.04(c)(i) or (v) above are, at any time, not provided with the time period(s) specified in such Sections, the Managing Member shall be obligated to pay to the Investor Member  the sum of $25 per day, as liquidated damages, for each day from the date upon which such reports or information is (are) due pursuant to the provisions of the aforesaid Sections until the date upon which such reports or information is (are) provided.

13.05.          Section 754 Elections.

In the event of a transfer of all or any part of the Interest of a Managing Member or of an Investor Member (or a member or partner thereof), the Company shall elect, pursuant to Sections 743 and 754 of the Code (or any corresponding provision of succeeding law), to adjust the basis of the Company property if, in the opinion of the Investor Member, based upon the advice of the Accountants, such election would be most advantageous to the Investor Member.  Each Member agrees to furnish the Company with all information necessary to give effect to such election.  The Managing Member shall not make other elections required or permitted under the Code unless it has received the direction or prior Consent of the Investor Member.

13.06.          Fiscal Year.

Except as the Code may otherwise require, the fiscal year of the Company shall be the fiscal year of the Investor Member, which is currently the calendar year.  The Investor Member will inform the Managing Member of any change in its fiscal year.

13.07.          Investor Member Inspection.

The Investor Member shall have the right to physically inspect the interior and exterior of the Project and the Company’s books, records and sublease documents.  The Investor Member shall provide written notice to the Managing Member of any such inspection not less than two weeks prior to the inspection.  The Managing Member shall correct any deficiencies of which it received written notice from the Investor Member to the Investor Member’s reasonable satisfaction within thirty (30) days from receipt of written notice.

ARTICLE XIV.
AMENDMENTS

14.01.          Proposal and Adoption of Amendments.

  (a)       This Agreement may be amended by the Managing Member with the Consent of the Investor Member or by the Investor Member with the Consent of the Managing Member.

  (b)      The Company shall bear the expense, including attorneys’ fees and filing expenses, of amendments to this Agreement provided however, that if the Company does not have sufficient Operating Income to bear such expenses the party proposing an amendment to this Agreement shall bear the expenses thereof.

ARTICLE XV.
CONSENTS, VOTING AND MEETINGS

15.01.          Method of Giving Consent.

Any Consent required by this Agreement may be given by a written Consent of the consenting Member and received by the Managing Member at or prior to the doing of the act or thing for which the Consent is solicited.

15.02.          Submissions to Investor Member.

The Managing Member shall give Investor Member Notice of any proposal or other matter required by any provision of this Agreement or by law to be submitted for consideration and approval of such Investor Member.  Such Notice shall include any information required by the relevant provision or by law.

ARTICLE XVI.
GENERAL PROVISIONS

16.01.          Burden and Benefit.

The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

16.02.          Applicable Law.

This Agreement shall be construed and enforced in accordance with the laws of the Formation State.

16.03.          Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

16.04.          Separability of Provisions.

Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

16.05.          Entire Agreement.

This Agreement and the documents referred to herein set forth all (and is intended by all parties to be an integration of all) of the representations, promises, agreements and understandings among the parties hereto with respect to the Company, the Company business and the property of the Company, and there are no representations, promises, agreements or understandings, oral or written, express or implied, among them other than as set forth or incorporated herein or therein.

16.06.          Liability of the Investor Member .

Notwithstanding anything to the contrary contained herein, neither the Investor Member  nor any of its members, shall have any personal liability to any of the parties to this Agreement with regard to the representations and covenants extended, or the obligations undertaken, by the Investor Member  under this Agreement, or as otherwise provided  by law.  Subject to the foregoing, in the event that the Investor Member  shall be in default under any of the terms of this Agreement, the sole recourse of any party hereto for any indebtedness due hereunder, or for any damages resulting from any such default by the Investor Member, shall be against the amounts contributed or to be contributed as a Capital Contribution of the Investor Member.

16.07.          Environmental Protection.

  (a)       The Managing Member represents and warrants to the best of its knowledge that (i) it has no knowledge of any deposit, storage, disposal, burial, discharge, spillage, uncontrolled loss, seepage or filtration of any Hazardous Substances at, upon, under or within the Building or any contiguous real estate, and (ii) it has not caused nor permitted to occur, and it shall not permit to exist, any condition which may cause a discharge of any Hazardous Substances at, upon, under or within the Building or on any contiguous real estate.

  (b)      The Managing Member further represents and warrants to the best of its knowledge that (i) it has not been, nor will it be involved in operations at or, pursuant to its best efforts, near the Building, which operations could lead to (A) the imposition of liability under the Environmental Laws on the Company or on any other subsequent or former owner of the Project or (B) the creation of a lien on the Project under the Environmental Laws or under any similar laws or regulations; and (ii) the Managing Member has not permitted, and will not permit, any subtenant or occupant of the Building to engage in any activity that could impose liability under the Environmental Laws on such subtenant or occupant, on the Building or on the Company.

  (c)      The Managing Member shall comply strictly and in all respects with the requirements of the Environmental Laws and related regulations and with all similar laws and regulations relating to the Project and/or the Company.  Further, the Managing Member shall deliver to the Investor Member  a copy of any notice relating to the Project and/or the Company it may receive that a violation of such laws or regulations exist.

  (d)      The Managing Member shall at all times indemnify and hold harmless the Investor Member  and its members against and from any and all claims, suits, actions, debts, damages, costs, charges, losses, obligations, judgments, and expenses, of any nature whatsoever, suffered or incurred by the Investor Member  or its members, under or on account of the Environmental Laws or any similar laws or regulations, including the assertion of any lien thereunder relating to the Project and/or the Company.  The foregoing indemnification shall be a recourse obligation of the Managing Member and shall survive the dissolution of the Company and/or the retirement, insolvency, Bankruptcy or withdrawal of the Managing Member.

16.08.          Notices.

  (a)       Any Notice required by the provisions of this Agreement to be given to the Investor Member shall be addressed as follows:

    UFA Renewable Energy Fund I, LLC
    24 NW First Avenue, Suite 470
    Portland, Oregon 97209
    Attention:  ITC Asset Manager
    Telephone: (503) 226-1370
    Facsimile: (503) 796-5865

     Firstar Development LLC
     1307 Washington Avenue, Suite 300
    Saint Louis, MO 63103
     Attention:  Director of Asset Management--Solar
     Telephone:  (314) 335-2600
     Facsimile:  (314) 335-2602

    With copies to:

     Nixon Peabody LLP
     401 Ninth Street, N.W.
     Suite 900
     Washington, D.C. 20004
     Attention:  Herbert F. Stevens, Esq.
     Telephone:  (202) 585-8000
     Facsimile:  (202) 585-8080

      (b)       Any Notice required by the provisions of this Agreement to be given to the Company or the Managing Member shall be addressed as follows:

     Hoku Solar, Inc.
     1288 Ala Moana Blvd., Suite 220
     Honolulu, HI  96814
     Attention:  Dustin Shindo
     Telephone: (808) 682-7800
     Facsimile:  (808) 440-0357

     With copies to:

     Stoel Rives LLP
     900 SW Fifth, Suite 2600
     Portland, Oregon 97204
     Attention:  Patrick G. Boylston
     Telephone:  (503) 294-9116
     Facsimile:  (503) 220-2480

16.09.          Legal Fees.

In the event an action, suit or proceeding is commenced by one Member against the other in connection with this Agreement and/or the transaction contemplated hereby, the non-prevailing Member shall be required to reimburse the prevailing Member for all legal fees, costs and expenses incurred by the prevailing Member in connection therewith.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have set their signatures to this Operating Agreement of Hoku Solar Power I, LLC, as of the date first written above.

MANAGING MEMBER:

HOKU SOLAR, INC.,
a Delaware corporation

By:	/s/ Scott Paul
Name: Scott Paul
Title: Chief Operating Officer

INVESTOR MEMBER:

UFA RENEWABLE ENERGY FUND I, LLC, a Delaware limited liability company

By:	United Fund Advisors LLC, its Managing Member

	By:	/s/ Chris Hasle
Name: Chris Hasle
Title: Senior Vice President

Hoku Solar Power I, LLC,
Signature Page to Operating Agreement

SCHEDULE A

Members, Capital Contributions and Company Interests

Member	Capital Contribution		Initial Ownership Interest

Managing Member

Hoku Solar, Inc.	[*]	*	0.01%
1288 Ala Moana Blvd., Suite 220
Honolulu, HI 96814

Investor Member

UFA Renewable Energy Fund I, LLC	[*]	**	99.99%
1307 Washington Avenue, Suite 300
Saint Louis, MO 63103

    * [*] is being contributed upon execution of this Agreement pursuant to Section 5.01(a), and the balance is to be contributed as set forth in Section 5.01(a).

   ** [*] is being contributed upon execution of this Agreement pursuant to Section 5.01(c)(i) and the balance is to be contributed as set forth in Section 5.01(c)(ii) and (iii).

Hoku Solar Power I, LLC, Operating Agreement

SCHEDULE B

Insurance Requirements

•	Hoku Solar Power I, LLC
US Bancorp Community Development Corporation-
Insurance Standards-
Please provide an original policy, policy copy or an ACORD 25 Form (Certificate of Liability Insurance) signed by an agent or broker evidencing the following:

•	Partnership Liability Coverage

•	A Commercial General Liability (CGL) policy containing the following provisions:
▪	The following entity as Named Insured as of the date hereof:
▪	“Hoku Solar Power I, LLC”;
▪	The following entity as Named Insured at the time of placement in service (concurrent or prior to the Completion Date):
▪	“Hoku Solar Power I, LLC”;
▪	The following entities as Additional Insured (using Form CG 20 26 or acceptable equivalent – Additional Insured – Designated Entity):
▪	“UFA Renewable Energy Fund I, LLC”
▪	“Firstar Development, LLC”;
▪
Please include Firstar Development, LLC as the Certificate Holder; the address for Firstar is:  Firstar Development, LLC 1307 Washington Avenue, Suite 300, St. Louis, MO  63103 Attn: Director of ITC Asset Management

▪
Please include UFA Renewable Energy Fund I, LLC as an additional Certificate Holder; the address for the Fund is:  UFA Renewable Energy Fund I, LLC: 24 NW First Avenue, Suite 470 Portland, Oregon 97209 Attn: Director of ITC Asset Management

▪	Total limits of at least $1 million per occurrence and $2 million general aggregate. The aggregate may be a blanket policy for all seven sites.

•
An Automobile Liability policy for any vehicles that may be owned by the partnership listed above as Named Insured, as well as vehicles hired or used for partnership business.  The policy must contain the following provisions:

▪	The following entity as Named Insured:
▪	“Hoku Solar Power I, LLC”;
▪	All Additional Insured entities as in the Commercial General Liability Coverage
▪
Please include Firstar Development, LLC as the Certificate Holder; the address for Firstar is:  Firstar Development, LLC 1307 Washington Avenue, Suite 300, St. Louis, MO  63103 Attn: Director of ITC Asset Management

▪	Total limits of at least $1 million combined single limit;

•
An Umbrella/Excess Liability policy with the Commercial General Liability and Automobile Liability policies scheduled as underlying policies.  Limits of the policy shall be at least $2 million per occurrence and $2 million in the aggregate as of the date hereof. Limits of the policy shall be at least $3 million per occurrence and $3 million in the aggregate prior to the end of 2008. Limits of the policy shall be at least $5 million per occurrence and $5 million in the aggregate at the time of placement in service (concurrent or prior to the Completion Date);

Contractor’s Liability Coverage

•	A Commercial General Liability policy purchased by the General Contractor during construction containing the following provisions:
▪	Total limits of at least $1 million per occurrence and $2 million in the general aggregate;
▪	Completed Operations coverage shall be included on the policy;
▪	The following entities as Additional Insured:
▪	“Hoku Solar Power I, LLC”;
▪	“UFA Renewable Energy Fund I, LLC”;
▪	“Firstar Development, LLC”;
▪
Please include Firstar Development, LLC as the Certificate Holder; the address for Firstar is:  Firstar Development, LLC 1307 Washington Avenue, Suite 300, St. Louis, MO  63103 Attn: Director of ITC Asset Management

•
An Umbrella/Excess Liability policy purchased by the General Contractor during construction, with the Commercial General Liability and Employers Liability policies scheduled as underlying policies.  Limits of the policy shall be at least $2 million per occurrence and $2 million in the aggregate;

•	Contractor’s Workers’ Compensation Coverage

•	A Workers’ Compensation and Employer’s Liability policy purchased by the General Contractor
▪	Evidence of “Statutory Limits” under Workers’ Compensation; $1mm Employers Liability must be included.

Please provide an original policy, policy copy or an ACORD 27 Form (Evidence of Property Insurance) signed by an agent or broker evidencing the following:

•	Builders Risk Coverage / Installation Floater

•	A Builders Risk policy purchased by the property owner and covering the value of the rehabilitation activities and materials, and containing the following provisions and coverage:

▪	The buildings and structures being constructed;
▪	Fixtures, materials, supplies, machinery and equipment to be used in construction;
▪	Scaffolding, falsework, fences, forms, etc;
▪	Trailers and temporary structures incidental to the construction;
▪	Foundations and underground work;
▪	Sidewalks and paving;
▪	Personal property of others for which the Partnership may be liable;

whether located at the site or elsewhere, including while in-transit. The construction site shall be specifically scheduled on the policy as a Covered Location.  Policy shall provide for claims to be paid based upon replacement cost of the lost or damaged property without deduction for depreciation; loss payment shall be to the Partnership.

In addition the Builder’s Risk policy should provide:

▪	Please evidence Hard & Soft Costs;
▪	All-risk or Special Form Completed Value coverage in non-reporting form;
▪	$10,000 maximum deductible;
▪	Wind & Hurricane Coverage for full property value with a 2% deductible.
▪	No co-insurance; if there is a coinsurance provision, please evidence the specific percentage which applies (e.g. 100%);
▪
Coverage and limits shall be extended to include Soft Costs coverage for construction loan fees and refinancing charges, legal fees, design professional fees, real estate taxes, insurance premiums, and debt service payments and bond interest payments (where appropriate).

▪	Limits of policy will be at least the estimated replacement value of the completed rehabilitation ,plus the value of other property insured;
▪	The following entities as Named Insureds:
▪	“Hoku Solar Power I, LLC”;
▪	The following entities as Additional Insured and Loss Payee:
▪	“UFA Renewable Energy Fund I, LLC”
▪	“Firstar Development, LLC”;
▪
Please include Firstar Development, LLC as the Certificate Holder; the address for Firstar is:  Firstar Development, LLC 1307 Washington Avenue, Suite 300, St. Louis, MO  63103 Attn: Director of ITC Asset Management

•	Property Coverage – After Completion

•	A Property policy with limits at least equal to the replacement value of the existing structure(s), and containing the following provisions and coverage:
▪	Property value of at least [*];

▪	“All risk” or “Special Form” coverage;
▪	Claims shall be paid on a Replacement Cost basis;
▪	$10,000 maximum deductible;
▪	Earthquake coverage of $2,500,000 with a $25,000 deductible.
▪	Wind & Hurricane Coverage for full property value with a 2% deductible.
▪	No coinsurance; if there is a coinsurance provision, please provide evidence than an Agreed Amount endorsement will appear on the policy;
▪	If occupied during rehab, Business Income coverage with limits equal to at least 12 months expected loss of rents and other income. No coinsurance is permitted;
▪	Limits of policy will be at least the estimated replacement value of the subject property, plus the value of other property insured;
▪	Ordinance or Law coverage including loss in value to the undamaged portion, demolition and increased cost of construction;
▪	All Named Insureds, Additional Insureds, Loss Payees, and/or Mortgagees as noted for Builder’s Risk coverage above.
▪	The following entities as Named Insureds:
▪	“Hoku Solar Power I, LLC”;
▪	The following entities as Additional Insured and Loss Payee:
▪	“UFA Renewable Energy Fund I, LLC”
▪	“Firstar Development, LLC”;
▪
Please include Firstar Development, LLC as the Certificate Holder; the address for Firstar is:  Firstar Development, LLC 1307 Washington Avenue, Suite 300, St. Louis, MO  63103 Attn: Director of ITC Asset Management

▪
Please include UFA Renewable Energy Fund I, LLC as an additional Certificate Holder; the address for the Fund is:  UFA Renewable Energy Fund I, LLC: 24 NW First Avenue, Suite 470 Portland, Oregon 97209 Attn: Director of ITC Asset Management

•	General Requirements

On the ACORD 25 (Certificate of Liability Insurance), please strike the following wording from the cancellation provision: “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives”.

The property location or description must be clearly stated on the Evidence of Property Insurance form provided.

All insurance carriers shall have a rating of A- or better and a Financial Size Category IX or greater by Best’s Key Rating Guide.

Full copies of all insurance policies must be provided to Traxler & Tong, Inc. upon their issuance, but not later than ninety (90) days following issuance of Certificates or Evidence forms.

SCHEDULE C

Stoel Rives LLP Legal Opinion

SCHEDULE D

Projections

Schedule E

Application of Capital Contributions to Purchase Price and Development Fee

PV				Development Fee-Cash portion	Managing Member Capital Contribution		Investor Member Capital Contributions
System #	Site	Location	Purchase Price	paid at PIS	Purchase Price	Dev. Fee	Purchase Price	Dev. Fee
1	Lihue Airport	Terminal Rooftop	[*]	[*]	[*]	[*]	[*]	[*]
2	Highways Kauai Baseyard	Baseyard Rooftop	[*]	[*]	[*]	[*]	[*]	[*]
3	Harbors Kauai Baseyard	Rooftop	[*]	[*]	[*]	[*]	[*]	[*]
4	Hilo Airport	Terminal Rooftop	[*]	[*]	[*]	[*]	[*]	[*]
5	Kona Airport	Cargo Building	[*]	[*]	[*]	[*]	[*]	[*]
6	Kahului Airport	ASAP/Cargo Building	[*]	[*]	[*]	[*]	[*]	[*]
7	Kahului Airport	T-Hangar Rooftop	[*]	[*]	[*]	[*]	[*]	[*]
Total			[*]	[*]	[*]	[*]	[*]	[*]

Schedule F

Form of Lien Release

CONTRACTORS, SUBCONTRACTORS AND
SUPPLIER CONDITIONAL RELEASE OF LIENS

Original Contract Amount:	$
Approved Change Order:	$
Adjusted Contract Amount:	$
Completed to Date:	$
Retention:	$
Total Earned (Completed Less Retention)	$
Previous Payments:	$
Current Payment:	$
Contract Balance:	$

TO:

The UNDERSIGNED being duly sworn states that he is the ____________________________ (title) of _______________________________________ (firm) who has a contract with ____________________________________ for furnishing _____________________________ for the improvements being erected on real estate known and identified as ___________________________________________ located in ________________________ County, State of ___________________________ and owned by ____________________________________________.

The UNDERSIGNED, for and in consideration of the sum One Dollar ($1.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby acknowledge and agree that upon the receipt of _________________________ Dollars ($__________) the undersigned shall waive and release any and all liens or claims or right of lien on the aforementioned property and improvements thereon.

Signed this ____ day of _______________________, 19____.

Contractor/Supplier/Sub-Contractor

By:
Name and Title: